UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

EASTMAN KODAK COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

NOTICE OF 2015
ANNUAL MEETING

AND PROXY
STATEMENT

Date of Notice: March 30, 2015

EASTMAN KODAK COMPANY
343 STATE STREET
ROCHESTER, NEW YORK 14650

NOTICE OF 2015 ANNUAL MEETING

Notice of the 2015 Annual Meeting of Shareholders

PROXY STATEMENT
QUESTIONS & ANSWERS

2	Questions & Answers
8	Householding of Disclosure Documents
8	Audio Webcast of Annual Meeting
8	Printed Copy of 2014 Annual Report on Form 10-K

PROPOSALS

9	Company Proposals
9	Proposal 1 - Election of Directors
9	Proposal 2 - Ratification of the Audit and Finance
Committee’s Selection of PricewaterhouseCoopers LLP
as our Independent Registered Public Accounting Firm
9	Proposal 3 - Advisory Vote to Approve the
Compensation of our Named Executive Officers

BOARD STRUCTURE AND
CORPORATE GOVERNANCE

11	Corporate Governance Overview
11	Business Conduct Guide and Directors’ Code of Conduct
11	Director Independence
12	Board of Directors
16	Board Leadership Structure
16	Committees of the Board
17	2014 Board Committee Membership
17	Executive Compensation Committee Interlocks and Insider Participation
17	Governance Practices
20	Report of the Audit and Finance Committee

EXECUTIVE COMPENSATION

21	Report of the Executive Compensation Committee
21	Compensation Discussion and Analysis
	22	Executive Summary
	23	Determining Executive Compensation
	25	Elements of Compensation
	25	2014 Compensation Decisions
	30	Other Compensation
	32	Program Governance
	32	Severance and Change in Control Arrangements
34	Compensation of Named Executive Officers
	34	Summary Compensation Table
	37	Employment Agreements
	39	Grants of Plan-Based Awards Table
	41	Outstanding Equity Awards at 2014 Fiscal Year-End Table
	42	Option Exercises and Stock Vested Table
	42	Pension Benefits for 2014
	43	Pension Benefits Table
	44	Non-Qualified Deferred Compensation for 2014
	45	Potential Payments Upon Termination or Change in Control
	50	Severance Payments Table

DIRECTOR COMPENSATION

52	Director Compensation

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

54	Beneficial Security Ownership of More Than 5%
of the Company’s Common Shares
55	Beneficial Security Ownership of Directors and
Executive Officers
56	Section 16(a) Beneficial Ownership Reporting
Compliance

CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS

56	Interested Transactions

PRINCIPAL ACCOUNTING FEES AND
SERVICES

58	Audit and Non-Audit Fees
58	Policy Regarding Pre-Approval of Services Provided by our Independent Accountants

ANNUAL MEETING INFORMATION

59	Directions to 2015 Annual Meeting

EXHIBIT A

Reconciliation of Non-GAAP Measures

NOTICE OF 2015 ANNUAL MEETING

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 12, 2015 at 9:00 am Eastern Time, at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. You will be asked to vote on Company proposals at the Annual Meeting.

Whether or not you attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, as well as by telephone or by mailing a proxy card or voting instruction form. We encourage you to use the internet, as it is the most cost-effective way to vote.

We look forward to seeing you at the Annual Meeting and would like to take this opportunity to remind you that your vote is very important.

Sincerely,

James V. Continenza
Chairman of the Board

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 12, 2015 at 9:00 am Eastern Time, at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.
2.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
3.	Advisory vote to approve the compensation of our named executive officers.
4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
If you held your shares at the close of business on March 18, 2015, you are entitled to vote at the Annual Meeting.

We are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0251, (585) 724-4053, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
March 30, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on
May 12, 2015.
The Notice of 2015 Annual Meeting and Proxy Statement and 2014 Annual Report on Form 10-K
are available at www.envisionreports.com/KODK.

PROXY STATEMENT

QUESTIONS & ANSWERS

Q.	Why am I receiving these proxy materials?
A.	Our Board of Directors (the Board) is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail, in connection with Kodak’s 2015 Annual Meeting of Shareholders (the Annual Meeting), which will take place on Tuesday, May 12, 2015. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on or about March 30, 2015.
Q.	What is included in these proxy materials?
A.	These proxy materials include:
●	Our 2014 Annual Report on Form 10-K; and
●	Notice of 2015 Annual Meeting and Proxy Statement.
If you received printed versions of the proxy materials by mail, these proxy materials also include a proxy card.
Q.	What am I voting on?
A.	The Board is soliciting your proxy in connection with the Annual Meeting to be held on Tuesday, May 12, 2015 at 9:00 am Eastern Time, at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022, and any adjournment or postponement thereof. You are voting on the following proposals:
	1.	Election of the nine directors named in this Proxy Statement for a term of one year or until their successors are duly elected and qualified.
	2.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
	3.	Advisory vote to approve the compensation of our named executive officers.
The Board recommends you vote FOR Proposals 1, 2 and 3.
Q.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
A.	We follow the Securities and Exchange Commission (the SEC) “e-proxy” rules that allow companies to furnish proxy materials to shareholders over the internet. The “e-proxy” rules remove the requirement for public companies to automatically send shareholders a full, printed copy of proxy materials and allow them instead to deliver to their shareholders a “Notice of Internet Availability of Proxy Materials” (the Notice) and to provide online access to the documents. As a result, we mailed the Notice to many of our shareholders on or about March 30, 2015.
The Notice provides instructions on how to:
●	View our proxy materials for the Annual Meeting on the internet and vote; and
●	Request a printed copy of the proxy materials.
In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.
Q.	Why didn’t I receive a notice in the mail about the internet availability of the proxy materials?
A.	We are providing some of our shareholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice.
In addition, we are providing the Notice by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where the proxy materials are available.
Q.	Where can I view the proxy materials on the internet?
A.	We are making this Proxy Statement and voting instructions available to shareholders on or about March 30, 2015, at www.envisionreports.com/KODK. We are also making our 2014 Annual Report on Form 10-K available at the same time and by the same method. The 2014 Annual Report on Form 10-K is not a part of the proxy solicitation material and is not incorporated herein by reference.

Q.	How can I receive a printed copy of the proxy materials?
A.	Shareholder of Record. You may request a printed copy of the proxy materials by any of the following methods:
●	Telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-866-641-4276; or outside of the U.S.A., U.S. territories and Canada, call collect at 1-781-575-3170;
●	Internet at www.envisionreports.com/KODK; or
●	E-mail at investorvote@computershare.com. Reference “Proxy Materials Eastman Kodak Company” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the Notice/proxy card, and state that you want to receive a paper copy of current and/or future meeting materials.
Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker, trustee or nominee.
Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
A.	Most of our shareholders hold their shares through a broker or other nominee (beneficial owner) rather than directly in their own name (shareholder of record). As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record. If your shares are registered in your name with our transfer agent, Computershare, you are considered the shareholder of record of these shares, and we are making these proxy materials available directly to you. As a shareholder of record, you have the right to give your voting proxy to our management or a third party, or to vote in person at the Annual Meeting.
Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and your broker, trustee or nominee is making these proxy materials available to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote your shares. You are also invited to attend the Annual Meeting.Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. In order to vote your shares, you must either: 1) obtain a legal proxy that gives you the right to vote the shares at the Annual Meeting, or 2) provide voting instructions to your broker.
Q.	Will any other matters be voted on?
A.	We are not aware of any other matters that shareholders will be asked to vote on at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the named proxies, James V. Continenza and Sharon E. Underberg, will vote for you on such matter in their discretion. New Jersey law (under which the Company is incorporated) requires that you be given notice of all matters to be voted on, other than procedural matters such as adjournment of the Annual Meeting.
Q.	How do I vote?
A.	Shareholder of Record. If you are a shareholder of record, there are four ways to vote:
●	By internet at www.envisionreports.com/KODK. We encourage you to vote this way.
●	By touch tone telephone: within the U.S.A., U.S. territories and Canada, call toll-free at 1-800-652-VOTE (8683); or outside the U.S.A., U.S. territories and Canada, call collect at 1-781-575-2300.
●	By completing and mailing your proxy card.
●	By written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions sent to you by your broker, trustee or nominee.

Your shares will be voted as you indicate.

Q.	What happens if I do not give specific voting instructions?
A.	Shareholder of Record. If you are a shareholder of record and you:
●	Indicate when voting on the internet or by telephone that you wish to vote as recommended by our Board; or
●	If you sign and return a proxy card without giving specific voting instructions, the named proxies, James V. Continenza and Sharon E. Underberg, will vote your shares in the manner recommended by our Board (i.e. FOR Proposals 1, 2 and 3) and in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owner. If you do not provide your broker, trustee or nominee with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote the shares in person at the Annual Meeting, your shares will not be voted or counted with respect to Proposals 1 and 3, both of which are non-routine proposals. Your broker, trustee or nominee has discretionary authority to vote your uninstructed shares with respect to Proposal 2, which is a routine proposal. Uninstructed shares with respect to which your broker does not have discretionary authority are known as “broker non-votes.”
Q.	What is the deadline for voting my shares?
A.	Shareholder of Record. If you are a shareholder of record and vote by internet or telephone, your vote must be received by 1:00 a.m., Eastern Time, on May 12, 2015, the morning of the Annual Meeting. If you are a shareholder of record and vote by mail or by written ballot at the Annual Meeting, your vote must be received before the polls close at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from your broker, trustee or nominee and present it at the Annual Meeting before the polls close.
Q.	Who can vote?
A.	You must be a shareholder of record or a beneficial owner as of the close of business on March 18, 2015, the record date for the Annual Meeting. Each share of common stock is entitled to one vote.
Q.	How can I change my vote or revoke my proxy?
A.	Shareholder of Record. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:
●	Entering a timely new vote by internet or telephone;
●	Returning a later-dated proxy card;
●	Notifying Sharon E. Underberg, Secretary; or
●	Completing a written ballot at the Annual Meeting.
Beneficial Owner. If you are a beneficial owner, please follow the voting instructions provided by your broker, trustee or nominee.
Q.	How are votes counted?
A.	In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. If you elect to abstain in the election of directors, the abstention will not impact the outcome of the election.
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the Audit and Finance Committee’s selection of the independent registered public accounting firm. In tabulating the voting results for this proposal, only “FOR” and “AGAINST” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the outcome of the vote.
You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the advisory vote to approve the compensation of our named executive officers. In tabulating the voting results for this proposal, only “FOR” and “AGAINST” votes are counted. If you elect to abstain with respect to this proposal, the abstention will not impact the outcome of the vote.

Q.	What vote is required to approve each proposal?
A.	The following table describes the voting requirements for each proposal:
Proposal 1 -	Election of Directors	As set forth in our By-laws, the Board has adopted a majority voting standard for uncontested director elections. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the 2015 election of directors is an uncontested election.
To be elected in an uncontested election, a director nominee must be elected by a majority of the votes cast with respect to that director nominee. A majority of the votes cast means that the number of votes cast FOR a nominee’s election must exceed the number of votes cast AGAINST the nominee’s election. Each nominee receiving more votes FOR his or her election than votes AGAINST his or her election will be elected.
Proposal 2 -	Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm	To be approved, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.
Proposal 3 -	Advisory Vote to Approve the Compensation of our named executive officers	To be approved, on an advisory basis, this proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

Q.	Is my vote confidential?
A.	Yes. Only the inspectors of election and certain individuals who help with processing and counting of votes have access to your vote. Our directors and employees may see your vote only if we need to defend ourself against a claim or if there is a proxy solicitation by someone other than us. Therefore, please do not write any comments on your proxy card.
Q.	Who will count the vote?
A.	Computershare will count the vote. A representative from Computershare will serve as the inspector of election.
Q.	Who can attend the Annual Meeting?
A.	If our records show that you held your shares as of the close of business on March 18, 2015, the record date for the Annual Meeting, you can attend the Annual Meeting.
Q.	What do I need to do to attend the Annual Meeting?
A.	To attend the Annual Meeting, please follow these instructions:
●	If you vote by internet or telephone, follow the instructions provided for attendance.
●	If you vote by using a proxy card, check the appropriate box on the card.
●	If you are a beneficial owner, bring your legal proxy from your broker, trustee or nominee as well as proof of identity in the form of a government issued ID to the registration area.
●	To enter the Annual Meeting, bring the Admission Ticket attached to your proxy card or printed from the internet as well as proof of identity in the form of a government issued ID to the registration area.
●	If you do not have an Admission Ticket, go to the registration area upon arrival.
Seating at the Annual Meeting is limited and will be on a first-come, first-served basis. We may take photographs and videotape at the Annual Meeting, which we may use in publications. If you attend the Annual Meeting, we assume we have your permission to use your image.
Q.	Can I bring a guest?
A.	Yes. If you plan to bring a guest to the Annual Meeting, follow the instructions on the internet or telephone or check the appropriate box on your proxy card. When you go through the registration area at the Annual Meeting, your guest must register with you and must present proof of identity in the form of a government issued ID.

Q.	What is the quorum requirement of the Annual Meeting?
A.	A majority of the outstanding shares on March 18, 2015 will constitute a quorum for voting at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 18, 2015, there were 41,896,562 shares of our common stock outstanding.
Q.	Where can I find the voting results of the Annual Meeting?
A.	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Form 8-K to be filed with the SEC within four business days of the Annual Meeting. If final results are not available at such time, the Form 8-K will disclose preliminary results, to be followed with an amended Form 8-K when final results are available. We also will post final results on our website at http://ek.client.shareholder.com/supporting.cfm.
Q.	Can I nominate someone to the Board?
A.	Our By-laws provide that any shareholder can nominate a person for election to the Board so long as the shareholder follows the procedure outlined in our By-laws as summarized below. This is the procedure to be followed for direct nominations, as opposed to recommendations of nominees for consideration by our Corporate Governance and Nominating Committee. The complete description of the procedure for shareholder nominations of director candidates is contained in our By-laws. You can request a copy of the full text of this By-law provision by writing to our Secretary at our principal executive offices. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.
For purposes of summarizing this procedure, we have assumed: 1) the date of the upcoming annual meeting is within 30 days of the anniversary of the annual meeting for the previous year and 2) if the size of the Board is to be increased, that both the name of the director nominee and the size of the increased Board are publicly disclosed at least 100 days prior to the first anniversary of the previous year’s annual meeting. Based on these assumptions, a shareholder desiring to nominate one or more candidates for election at the next annual meeting must deliver written notice of such nomination to our Secretary, at our principal executive office, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2016 annual meeting, notice of nomination must be delivered to our Secretary no earlier than January 13, 2016 and no later than February 12, 2016.
The written notice to our Secretary must contain the following information with respect to each nominee: 1) the proposing shareholder’s name and address; 2) the number of shares owned of record and beneficially by the proposing shareholder; 3) the name of the person to be nominated; 4) the number of shares owned of record and beneficially by the nominee; 5) a description of all relationships, arrangements and understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; 6) such other information regarding the nominee as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board, such as the nominee’s name, age and business experience; and 7) the nominee’s signed consent to serve as a director if so elected.
Persons who are nominated in accordance with this procedure will be eligible for election as directors at the 2016 annual meeting of shareholders.
Q.	What is the deadline to propose actions for consideration at the 2016 annual meeting?
A.

For a shareholder proposal to be considered for inclusion in our proxy statement for the 2016 annual meeting, the Secretary must receive the written proposal at our principal executive office no later than the close of business on December 1, 2015. Proposals received after this date will be considered untimely. Proposals must comply with SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary Eastman Kodak Company 343 State Street Rochester, NY 14650-0224
For a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the shareholder must provide the information required by our By-laws and give timely notice to the Secretary in accordance with our By-laws, which, in general, require that the notice be received by the Secretary:
●	No earlier than the close of business on January 13, 2016; and
●	No later than the close of business on February 12, 2016.

If the date of the shareholder meeting is moved more than 30 days before or 30 days after the anniversary of the 2015 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:
●	90 days prior to the meeting; and
●	10 days after public announcement of the meeting date.
You may contact our Secretary at our principal executive office for a copy of the relevant By-law provisions regarding the requirements for shareholder proposals. Our By-laws can also be accessed at http://ek.client.shareholder.com/supporting.cfm.
Q.	Who will pay the cost of this proxy solicitation?
A.	We will bear all costs related to this proxy solicitation. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to such beneficial owners. Our directors, officers and employees may also solicit proxies and voting instructions in person, by telephone or other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with these solicitations. In addition, we have retained Georgeson Inc. to assist us in delivering the Notice or proxy materials, as applicable, for a fee of approximately $5,000, plus reasonable out-of pocket expenses.
Q.	What other information about us is available?
A.	The following information is available on our website at http://ek.client.shareholder.com/supporting.cfm:
●	2014 Annual Report on Form 10-K
●	Corporate Responsibility Principles
●	Corporate Governance Guidelines
●	Business Conduct Guide
●	Eastman Kodak Company By-laws
●	Charters of the Board’s Committees (Audit and Finance Committee, Corporate Governance and Nominating Committee, and Executive Compensation Committee)
●	Directors’ Code of Conduct
●	Board of Directors Policy on Recoupment of Executive Bonuses in the Event of Certain Restatements
●	Majority Vote Policy
●	Anti-Hedging Policy
●	Related Party Transactions Policies and Procedures
●	Corporate Political Contributions and Expenditures Policy
●	Health, Safety and Environment Sustainability Report is available on our website at www.kodak.com/go/sustainabilityreport
You may request printed copies of any of these documents by contacting:
Shareholder Services Eastman Kodak Company 343 State Street Rochester, NY 14650-0251 (585) 724-4053
E-mail: shareholderservices@kodak.com
The address of our principal executive office is:
Eastman Kodak Company 343 State Street Rochester, NY 14650

HOUSEHOLDING OF DISCLOSURE DOCUMENTS

The SEC has adopted rules regarding the delivery of disclosure documents to shareholders sharing the same address. This rule benefits both you and our company. It reduces the volume of duplicate information received at your household and helps us reduce expenses. We expect to follow this rule any time we distribute annual reports, proxy statements, information statements and prospectuses. As a result, we are sending only one copy of the Notice or proxy materials, as applicable, to multiple shareholders sharing an address, unless we receive contrary instructions from one or more of these shareholders.

If your household received one copy of the Notice or proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare, by calling its toll-free number 1-800-253-6057, or by mail at P.O. 43078, Providence, RI 02940-3078.

If you would like to receive your own Notice or proxy materials in future years, follow the instructions below:

●	If your shares are registered in your own name, please contact our transfer agent, Computershare, and inform them of your request by phone: 1-800-253-6057, or by mail: P.O. 43078, Providence, RI 02940-3078. You may also use this same contact information if you share an address with another shareholder, and together both of you would like to receive only a single Notice or set of proxy materials.
●	If a broker or other nominee holds your shares, please contact Broadridge Financial Solutions, Inc. and inform them of your request by phone: 1-800-542-1061, or by mail: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number. If you share an address with another shareholder, and together both of you would like to receive only a single Notice or set of proxy materials, please contact your broker, trustee or nominee.

AUDIO WEBCAST OF ANNUAL MEETING

The Annual Meeting will be webcast live. If you have internet access, you can listen to the webcast by going to our Investor Center webpage at www.kodak.com/go/invest. This webcast is listen only. You will not be able to ask questions. The Annual Meeting audio webcast will remain available on our website for a short period of time after the Annual Meeting.

Information included on our website, other than our Proxy Statement and proxy card, is not part of the proxy solicitation materials.

PRINTED COPY OF 2014 ANNUAL REPORT ON FORM 10-K

We will provide you, without charge, upon request, a printed copy of our 2014 Annual Report on Form 10-K. To receive a printed copy of the 2014 Annual Report on Form 10-K, please contact:

          Shareholder Services
          Eastman Kodak Company
          343 State Street
          Rochester, NY 14650-0251
          (585) 724-4053

          E-mail: shareholderservices@kodak.com

PROPOSALS

COMPANY PROPOSALS

Proposal 1 - Election of Directors

Our By-laws require us to have at least nine but no more than 13 directors. The number of directors, which is set by the Board, is currently nine. Mr. Clarke is the only director who is an employee of the Company.

The following nine directors are standing for re-election: Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, John A. Janitz, George Karfunkel, Jason New, William G. Parrett and Derek Smith. If elected, all of the nominees will serve a one-year term. Information about the director nominees is provided in the section entitled “Board of Directors” in this Proxy Statement.

If a nominee is unable to stand for election, the Board may reduce the number of directors or choose a substitute. If the Board chooses a substitute, the shares represented by proxies will be voted for the substitute. If a director retires, resigns, dies or is unable to serve for any reason, the Board may reduce the number of directors or elect a new director to fill the vacancy.

Director nominees are elected by a majority of votes cast. Each director nominee who receives more “FOR” than “AGAINST” votes cast for his or her election will be elected.

If a director nominee receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, the Board will decide whether to accept the irrevocable letter of resignation the nominee submitted as a condition of being nominated to the Board in accordance with our Majority Vote Policy.

The Board of Directors recommends a vote FOR the election of all the director nominees.

Proposal 2 - Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been our independent registered public accounting firm for many years. The Audit and Finance Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to serve a one-year term beginning on the date of the Annual Meeting.

A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting to respond to questions and, if he or she desires, make a statement.

As a matter of good corporate governance, the Audit and Finance Committee has determined to submit its selection of the independent registered public accounting firm to our shareholders for ratification. In the event that the selection of PricewaterhouseCoopers LLP is not ratified, the Audit and Finance Committee will review its future selection of an independent registered public accounting firm.

The ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast.

The Board of Directors recommends a vote FOR ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Proposal 3 - Advisory Vote to Approve the Compensation of our Named Executive Officers

Our named executive officers are identified in the Compensation Discussion and Analysis of this Proxy Statement. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, you are voting on a proposal, commonly known as a “say-on-pay” proposal, which gives our shareholders the opportunity to endorse or not endorse our named executive officer pay programs and policies through the following resolution:

RESOLVED, that the shareholders approve the compensation of Eastman Kodak Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2015 Annual Meeting of Shareholders (which disclosure includes the Compensation Discussion and Analysis, compensation tables and related narrative discussion).

As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is designed to attract, motivate and retain individuals with the skills required to achieve our business objectives. Our compensation strategy is to provide opportunities to incentivize and reward our named executive officers when they deliver defined performance results that are based on success in a diverse set of businesses. We also align the interests of our executives with those of our shareholders and our long-term interests through stock ownership. We believe that the compensation of our named executive officers for 2014 was appropriate and aligned with our performance results and strategic plan.

In order to be approved on an advisory basis, this proposal must receive the affirmative vote of the majority of votes cast. Because your vote is advisory, it will not be binding on our Board of Directors. However, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements as it deems appropriate.

The Board of Directors recommends you vote FOR the advisory resolution approving the compensation of our named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion.

BOARD STRUCTURE AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE OVERVIEW

Ethical business conduct and good corporate governance are well established practices at Kodak. We practice good corporate governance and believe it to be a prerequisite to delivering sustained, long-term value to our shareholders. We continually monitor developments in the area of corporate governance to develop and implement best practices. Strong corporate governance is a fundamental goal of our Board.

Our Corporate Governance Guidelines reflect the principles by which our Board operates. From time to time, the Board reviews and revises our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. Our Corporate Governance Guidelines are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BUSINESS CONDUCT GUIDE AND DIRECTORS’ CODE OF CONDUCT

Our reputation and our brand have been built by more than a century of ethical business conduct. All of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller, all other senior financial officers and all other Section 16 Executive Officers, as defined under Section 16 of the Securities Exchange Act of 1934, as amended (a Section 16 Executive Officer), are required to comply with our code of conduct, the “Business Conduct Guide.” We also have a Directors’ Code of Conduct. Our Business Conduct Guide and our Directors’ Code of Conduct are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

DIRECTOR INDEPENDENCE

The Board has determined that each of the following directors has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our Director Independence Standards and the NYSE’s independence standards: Mark S. Burgess, James V. Continenza, Matthew A. Doheny, John A. Janitz, George Karfunkel, Jason New, William G. Parrett and Derek Smith. As our employee, Jeffrey J. Clarke, our Chief Executive Officer, is not independent. In determining the independence of the non-management directors, the Board considered Mr. Karfunkel’s shareholdings and the affiliations of Messrs. New and Smith, as affiliates of entities that hold an equity interest in our company (discussed under Certain Relationships and Related Transactions), and determined that such shareholdings and affiliations did not affect the independence of these directors. In determining independence, the Board also considered our sale of goods to the Clondalkin Group, an entity whose non-executive Chairman is Mr. Burgess.

The Board has adopted Director Independence Standards for use in determining whether a director is independent. The Director Independence Standards are consistent with NYSE independence standards. The Board also uses the NYSE independence standards in determining whether members of specific committees are independent. The Director Independence Standards are part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm.

BOARD OF DIRECTORS

Nominees to Serve a One-Year Term Expiring at the 2016 Annual Meeting

The Corporate Governance and Nominating Committee (Governance Committee) and the Board seek to ensure that the Board is composed of members who bring an appropriate mix of skills and experience across a variety of disciplines, including strategic planning, organizational management, technology, corporate finance, mergers and acquisitions, marketing, digital technologies, public policy, economics, executive compensation, risk management, international operations, corporate governance and internal controls, each of which is an important area of responsibility for the Board and its committees.

The Board and the Governance Committee believe that each of the director nominees possesses important experience and skills that provide the Board with an optimal balance of leadership, competencies and qualifications in areas that are important to our company. Each of our director nominees has high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of our shareholders.

In addition to the biographical information in each director nominee’s profile below, the Board and Governance Committee considered the listed Key Experience, Skills and other Qualifications in its evaluation and determination to nominate each director for re-election.

MARK S. BURGESS

MARK S. BURGESS          Director since September 2013

Mark S. Burgess, 55, is the Chief Executive Officer of Signode Industrial Group (SIG), a manufacturer of packaging consumables, tools and equipment. Mr. Burgess joined SIG in March 2014 upon The Carlyle Group’s acquisition of SIG from Illinois Tool Works, Inc. Previously, Mr. Burgess served as the Chief Executive Officer of Graham Packaging Company, Inc. from January 2009 to April 2012 and served on its Board of Directors from February 2010 to April 2012. Prior to that, Mr. Burgess served as Graham Packaging’s Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer from April 2008 to December 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. In August 2005, Anchor Glass Container Corporation filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code in the Middle District of Florida, Tampa Division. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, Mr. Burgess held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank. He holds a B.A. degree in Economics from Dickinson College and an MBA from the Fuqua School of Business at Duke University.

Mr. Burgess currently serves as Chairman of the Clondalkin Group, a global manufacturer of flexible and specialty plastic packaging solutions, and is a former director of the Polymer Group, where he served from March 2011 to June 2013.

Key Experience, Skills and other Qualifications:

Mr. Burgess’ extensive experience in the packaging solutions industry directly relates to our technology and business. Mr. Burgess brings significant experience in the management, operations and governance of companies in this industry, all of which are critical in developing our strategic growth and market presence. In addition, based on his managerial, financial and operational experience, Mr. Burgess contributes skills in corporate finance, marketing, and strategic planning.

JEFFREY J. CLARKE

JEFFREY J. CLARKE          Director since March 2014

Jeffrey J. Clarke, 53, is our Chief Executive Officer. Prior to joining us in March 2014, Mr. Clarke was a Managing Partner of Augusta Columbia Capital (ACC), a private investment firm he co-founded in 2012. From 2012 to 2014, Mr. Clarke was the Chairman of Travelport, Inc., a private travel technology firm, where he served as Chief Executive Officer from 2006 to 2011, after leading its sale from Cendant Corporation to The Blackstone Group L.P. for $4.3 billion in 2006. Mr. Clarke was the Chief Operating Officer of CA, Inc.(now called CA Technologies), an enterprise software company, from 2004 to 2006, where he was responsible for sales, services, distribution, corporate finance, mergers and acquisitions, information technology, corporate strategy and planning.

From 2002 to 2003, Mr. Clarke was Executive Vice President of Global Operations at Hewlett-Packard (HP). In this role, he was responsible for HP's worldwide supply chain, manufacturing, procurement and internet operations. He also co-led HP's merger integration with Compaq Computer. Prior to HP, Mr. Clarke was the Chief Financial Officer of Compaq Computer, which he joined in 1998 following the merger of Compaq with Digital Equipment Corporation (DEC). Mr. Clarke was with DEC from 1985 to 1998, serving in management roles in international operations, finance and manufacturing.

Mr. Clarke has served on the board of directors of Red Hat, Inc., an enterprise software company, since 2008. He served as Chairman of Orbitz Worldwide, Inc., a global online travel agency, after leading the company’s IPO in July 2007, until April 2014, and was also a director of Compuware Corporation, an enterprise software company, from November 2013 until December 2014. Mr. Clarke served on the board of directors of Utstarcom, which designs and manufactures communications equipment, from 2005 to 2010.

Mr. Clarke earned an MBA from Northeastern University, where he serves as a Trustee. He holds a B.A. degree in Economics from SUNY Geneseo.

Key Experience, Skills and other Qualifications:

Mr. Clarke brings to the Board extensive experience in managing and operating digital technology companies, which is directly relevant to our business. He has in-depth knowledge and expertise in leading companies that are in growth and transformational stages and that conduct operations on a worldwide basis. Mr. Clarke’s extensive background in strategic business planning at companies that develop and distribute products and services in the technology sector benefits the Board and our company, as we seek to grow and sustain profitability as a technology company. Mr. Clarke also has a deep background in corporate finance and operations, and financial planning and strategies. Additionally, through his service on the boards of other public companies, he has developed expertise in governance and risk management.

JAMES V. CONTINENZA

JAMES V. CONTINENZA     Director since April 2013, Chairman since September 2013

James V. Continenza, 52, has extensive executive and board experience with high-tech companies and with companies that successfully emerged from or are in various stages of corporate restructuring. Mr. Continenza served as the President of STi Prepaid, LLC, a telecommunications company, from October 2007 to October 2010. He served as Interim Chief Executive Officer of Anchor Glass Container Corp., a leading manufacturer of glass containers, from September 2006 to December 2006. He served as President and Chief Executive Officer of Teligent, Inc., which provides communications services including voice, data, and internet access, from September 2002 to June 2004; served as its Chief Operating Officer from May 2001 to September 2002; and served as its Senior Vice President of Strategic Operations from September 2000 to May 2001. Mr. Continenza served as Chief Operating Officer of Arch Wireless, Inc., a wireless services provider, from September 2000 to September 2002. From April 1999 to September 2000, Mr. Continenza was the President and Chief Executive Officer of Lucent Technologies Product Finance, a global leader in telecom equipment, and served as its Senior Vice President of Worldwide Sales and Marketing from September 1997 to April 1999.

In addition to his management experience, Mr. Continenza currently serves on the boards of Tembec, Inc. (since 2008), a manufacturer of lumber-derived products, Broadview Networks Holdings, Inc. (since 2012), which provides integrated communications solutions, and Aventine Renewable Energy Holdings, Inc. (since 2012), which produces ethanol and corn-based products. Mr. Continenza also serves or has served on the boards of several private companies.

Key Experience, Skills and Other Qualifications:

Mr. Continenza has extensive experience in the management and governance of a wide range of companies, including technology companies, with a particular focus on companies that have undergone significant corporate restructuring. He brings to the Board expertise in operations, strategic planning, mergers and acquisitions, and executive compensation. In addition, Mr. Continenza brings corporate governance and risk management expertise to the Board through his past and current service as a board member of diverse companies.

MATTHEW A. DOHENY

MATTHEW A. DOHENY          Director since September 2013

Matthew A. Doheny, 44, currently serves as President of North Country Capital LLC, an advisory and investment firm focusing on board advisory assignments and investing in alternative investments, where he has served since 2011. Previously, Mr. Doheny served as Portfolio Manager of Fintech Advisory Inc., a fund focusing on operational turnarounds and undervalued securities, from June 2008 to October 2010. He previously served as Managing Director of the Distressed Assets Group of Deutsche Bank Securities Inc. from January 2000 to March 2008. Prior to his career with financial institutions, Mr. Doheny was an attorney in the Corporate Restructuring Departments of Orrick LLP and Kelley Drye & Warren and in the Business and Corporate Department of Hancock & Estabrook.

Mr. Doheny currently serves on the board of YRC Worldwide, Inc. (since July 2011) and Affinity Gaming (since May 2013) and has served on the boards of several private companies in the financial services and venture capital industries.

Key Experience, Skills and other Qualifications:

Based on his experience in financial restructuring and turnaround management, Mr. Doheny brings valuable skills to the Board as we seek to grow as a technology company. Mr. Doheny has valuable expertise in the areas of corporate finance, risk management and investments, along with the legal experience he brings to the Board.

JOHN A. JANITZ

JOHN A. JANITZ          Director since September 2013

John A. Janitz, 72, is the Co-Founder and Chairman of Evergreen Capital Partners, LLC, an investment firm that provides advisory services and co-invests with private equity sponsors under exclusive contractual arrangements. He served as Co-Managing Principal for Questor Management Company LLC, a turnaround capital investment firm that acquires underperforming or troubled companies, from 2003 to 2007. From 2001 to 2003, Mr. Janitz served as a consultant with JPMorgan Partners, Kidd Associates, Aurora Capital Partners, and Questor Management. Mr. Janitz served as President and Chief Operating Officer of Textron Inc. from 1999 to 2001. Mr. Janitz served as President, Chairman & Chief Executive Officer of Textron Automotive Company, which was a $2.9 billion full-service supplier of automotive interior and exterior trim, fuel systems, and functional components, from 1996 to 1999. He held a number of key executive positions with TRW, Inc., an international company providing advanced technology products and services to the automotive, space and defense, and information systems industry segments, from 1990 to 1996. Mr. Janitz served as President of Wickes Manufacturing Company from 1989 to 1990 and previously held a number of key executive positions with its predecessor company, Gulf & Western Industries, Inc., including Group President of its Industrial and Automotive Units. Mr. Janitz began his career at Ford Motor Company, where he held a variety of engineering and manufacturing positions.

Mr. Janitz currently serves on the board of STR Holdings, Inc. (since June 2007), a manufacturer of solar power module encapsulants. Mr. Janitz previously served on the board of Textron Inc. and Wickes Manufacturing Company and has also served on the boards of several privately-held companies.

Key Experience, Skills and other Qualifications:

Mr. Janitz has held numerous executive positions with manufacturing and technology companies as well as financial institutions, all of which have contributed to his expertise in management, operations, and financial and strategic planning. His experience in leading companies with complex technologies and manufacturing operations, and that are in various stages of growth and development, is directly relevant to our business. Mr. Janitz has particular understanding of the challenges facing companies with global operations such as ours. Mr. Janitz also possesses skills in executive compensation practices, while he has developed strong corporate governance and risk management expertise based upon his service on the boards of numerous manufacturing, technology and other diverse companies.

GEORGE KARFUNKEL

GEORGE KARFUNKEL          Director since September 2013

George Karfunkel, 66, is currently the Chairman of Sabr Group, a consulting company. Mr. Karfunkel was a director, Senior Vice President and co-owner of American Stock Transfer & Trust Company, LLC, a stock transfer company, which he co-founded in 1971. Mr. Karfunkel is a co-owner of Worldwide TechServices, LLC, a computer maintenance and services company.

Mr. Karfunkel serves as vice chairman of Upstate Bank, a nationally-chartered community bank; a director of Berkshire Bank; and a director at AmTrust Financial Services, Inc.

Key Experience, Skills and other Qualifications:

Mr. Karfunkel has expertise in financial planning, investment strategies, cost structuring, and internal controls, all of which are relevant to our business. He also possesses skills in governance and risk management based upon his experience as a director on the boards of several financial and consulting institutions.

JASON NEW

JASON NEW          Director since September 2013

Jason New, 45, has been Senior Managing Director of The Blackstone Group L.P., a global investment and advisory firm, and Head of Special Situation Investing for GSO Capital Partners LP, a credit-oriented alternative asset manager, since 2005. Mr. New focuses on managing GSO's public investment portfolio with a specific emphasis on stressed and distressed companies and on sourcing direct special situation investment opportunities. He is a member of the GSO Investment Committee. Mr. New joined The Blackstone Group L.P. in 2008 in connection with its acquisition of GSO. Before joining GSO in 2005, Mr. New was a senior member of Credit Suisse's distressed finance group. Mr. New joined Credit Suisse in 2000 when it acquired Donaldson, Lufkin & Jenrette (DLJ), where he was a member of DLJ's restructuring group. Prior to joining DLJ in 1999, he was an associate with the law firm Sidley Austin LLP, where he practiced in the firm's corporate reorganization group.

Mr. New served as a director of Cheniere Energy, Inc. from August 2008 to December 2010 and as a director of Global Aviation Holdings Inc. from September 2009 to January 2012.

Key Experience, Skills and other Qualifications:

Mr. New is an expert in investment strategies and opportunities, with a particular focus on companies that have experienced distressed economic conditions or are in various stages of restructuring. He brings to the Board skills in developing creative financial solutions and strategies, which are critical to our ability to sustain growth and profitability as a technology company in a competitive environment. Mr. New is highly experienced in complex financial and investment transactions. He also has a legal background, which is useful in the governance and risk management issues facing our company.

WILLIAM G. PARRETT

WILLIAM G. PARRETT          Director since November 2007

Mr. Parrett, 69, is a former Senior Partner of Deloitte & Touche USA LLP, a public accounting firm. Mr. Parrett retired in 2007. From 2003 to 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he was Managing Partner of Deloitte & Touche USA since 1999. Mr. Parrett joined Deloitte in 1967 and served in a series of roles of increasing responsibility.

Mr. Parrett currently serves as a director of The Blackstone Group L.P., an investment and advisory firm; Thermo Fisher Scientific Inc., a provider of analytical and laboratory instruments and products; IGATE Corporation, a provider of service solutions; and UBS AG, a global financial services firm.

Key Experience, Skills and other Qualifications:

Mr. Parrett has extensive experience in corporate finance, operations, strategic planning and management of international operations. Mr. Parrett is highly skilled in the fields of auditing, accounting and internal controls, and risk management. In addition, through his service on other public company boards, Mr. Parrett brings to the Board significant experience in corporate governance and the regulatory framework in which public companies must operate.

DEREK SMITH

DEREK SMITH          Director since September 2013

Derek Smith, 47, has been a Managing Partner and Co-chief Investment Officer at BlueMountain Capital Management LLC, an investment firm focusing on fundamental trading strategies, since March 2014. From March 2008 until March 2014, he served as Managing Partner and Senior Portfolio Manager. Prior to joining BlueMountain in 2008, Mr. Smith worked at Deutsche Bank, where he was a Managing Director of Global Credit Trading, managing investment grade and high-yield credit cash and derivatives desks for the United States and Europe. Before his career at Deutsche Bank, Mr. Smith spent nearly 15 years working in various aspects of the fixed income, derivatives and credit markets at Goldman Sachs, managing the U.S. government options desk as well as the investment grade credit cash and derivative desks. In 2005, Mr. Smith served as Chairman of the International Swaps and Derivatives Association (ISDA) Credit Derivatives Market Practice Committee.

Key Experience, Skills and other Qualifications:

Mr. Smith brings to the Board significant experience in a range of sophisticated areas of finance and investment strategies, which is directly relevant to our business strategies, liquidity management and overall financial objectives.

BOARD LEADERSHIP STRUCTURE

The Board recognizes that one of its key responsibilities is to determine the most appropriate leadership structure for our company and to ensure independent oversight of management. James V. Continenza, an independent director, serves as our Chairman of the Board and Jeffrey J. Clarke serves as our Chief Executive Officer. The Board currently believes that it is appropriate to keep the roles of Chairman and Chief Executive Officer separate in order to best ensure independent oversight of our company and management.

COMMITTEES OF THE BOARD

The Board has established an Audit and Finance Committee, Executive Compensation Committee and Corporate Governance and Nominating Committee. The composition, functions and number of meetings of each of these committees held during 2014 are described below.

Audit and Finance Committee

The current members of the Audit and Finance Committee are Mark S. Burgess, Matthew A. Doheny, George Karfunkel and William G. Parrett, Chair. During 2014, the Audit and Finance Committee met seven times. The Audit and Finance Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Board has determined that all members of the Audit and Finance Committee are independent and financially literate under NYSE listing standards. The Board has also determined that William G. Parrett possesses the qualifications of an “audit committee financial expert,” as defined by SEC rules.

The Board has determined that William G. Parrett’s simultaneous service on the audit committees of three other public companies does not impair his ability to effectively serve on the Audit and Finance Committee.

The Audit and Finance Committee assists the Board in overseeing and making recommendations to the Board on such matters as: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s selection, qualifications, performance and independence; our systems of disclosure controls and procedures and internal controls over financial reporting; and the performance of our internal audit function. The Audit and Finance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee (Governance Committee) are James V. Continenza, John A. Janitz, Jason New, Chair, and Derek Smith. During 2014, the Governance Committee met for one meeting. The primary duties of the Governance Committee are to oversee our corporate governance, which includes the development of our Corporate Governance Guidelines, recommend individuals to the Board for nomination as members of the Board and its committees, determine director independence, lead the Board in its periodic review of Board performance and review “Interested Transactions” in accordance with our Related Party Transactions Policies and Procedures. The Governance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Executive Compensation Committee

The current members of the Executive Compensation Committee are James V. Continenza, John A. Janitz, Jason New and Derek Smith, Chair, all of whom the Board has determined are independent under NYSE listing standards. During 2014, the Executive Compensation Committee met 11 times.

The Executive Compensation Committee assists the Board in fulfilling its responsibilities in connection with the compensation of our Section 16 Executive Officers, including our named executive officers. The Executive Compensation Committee also reviews and makes recommendations to the Board from time to time regarding compensation of directors. The Executive Compensation Committee charter is posted on our website http://ek.client.shareholder.com/supporting.cfm.

For more information regarding the role of the Executive Compensation Committee and management in determining executive and director compensation, please see the “Compensation Discussion and Analysis” section beginning on page 21 and the “Director Compensation” section beginning on page 52 in this Proxy Statement.

The Executive Compensation Committee may delegate authority to one or more subcommittees or management as it deems fit. The Executive Compensation Committee has delegated limited authority to our Chief Human Resources Officer to assist in the administration of executive compensation and equity-based compensation plans. The Executive Compensation Committee has authorized the Chief Human Resources Officer to amend any executive compensation or equity-based compensation plan in which our named executive officers participate, other than to materially increase the benefits accruing to a participant under the plan, increase the number of shares available for issuance under the plan or substantially modify the requirements as to eligibility for participation under the plans. In addition, the Chief Human Resources Officer is authorized to amend any award agreement and related documents under the plans, other than to increase the benefits accruing to a participant.

2014 BOARD COMMITTEE MEMBERSHIP

Board Committee Membership

	Audit and Finance	Corporate Governance and	Executive Compensation
Director Name	Committee	Nominating Committee	Committee
James V. Continenza		Member	Member
Mark S. Burgess	Member
Matthew A. Doheny	Member
John A. Janitz		Member	Member
George Karfunkel	Member
Jason New		Chair	Member
William G. Parrett	Chair
Derek Smith		Member	Chair

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Continenza, Janitz, New and Smith served as members of the Executive Compensation Committee during 2014. There were no Executive Compensation Committee interlocks between our company and other entities involving our executive officers and directors.

GOVERNANCE PRACTICES

Meeting Attendance

Our Board has a Director Attendance Policy that is part of our Corporate Governance Guidelines, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm. Under this policy, all of our directors are strongly encouraged to attend all Board meetings and our Annual Meeting of Shareholders. In 2014, the Board held a total of 28 meetings. Each director attended more than 75% of the meetings of the Board and committees of the Board on which the director served. Our directors are expected to attend the Annual Meeting of Shareholders each year. All of our directors attended the Annual Meeting of Shareholders held on May 28, 2014.

Executive Sessions

Executive sessions of our non-management directors are chaired by our independent Chairman, James V. Continenza.

Communications with Our Board

Shareholders and interested parties who wish to communicate with the Board, the independent directors as a group or an individual director, may send an e-mail to our Chairman at chairman@kodak.com or may send a letter to our Chairman at P.O. Box 92894, Rochester, NY 14692.

Consideration of Director Candidates

The Governance Committee will consider nominations for director candidates recommended by its members, other Board members, management, shareholders and the search firms it retains. The Governance Committee reviews all potential candidates under our Director Selection Process and Qualification Standards described below.

Shareholders wishing to recommend candidates for consideration by the Board may do so by providing the following information, in writing, to the Corporate Governance and Nominating Committee of the Board, c/o Secretary, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0224: 1) the name, address and telephone number of the shareholder making the request; 2) the number of shares owned, and, if such person is not a shareholder of record or if such shares are held by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; 3) the full name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; 4) a signed acknowledgement by the individual being recommended that he or she has consented to: a) serve as director if elected and b) the company undertaking an inquiry into that individual’s background, experience and qualifications; 5) the disclosure of any relationship of the individual being recommended with the company, whether direct or indirect; and 6) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the next Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

Director Selection Process and Qualification Standards

When reviewing a potential candidate for the Board, the Governance Committee looks to whether the candidate possesses the necessary qualifications to serve as a director. To assist it in these determinations, the Governance Committee has adopted Director Qualification Standards and a Director Selection Process, which are posted as part of our Corporate Governance Guidelines on our website at http://ek.client.shareholder.com/supporting.cfm.

The Director Qualification Standards specify the minimum qualifications that a nominee must possess in order to be considered for election as a director. These minimum qualifications, as more fully described in our Director Qualification Standards, include integrity, reputation, judgment, knowledge, experience, maturity, commitment, skills, track record, diversity, age, independence and ownership stake. If a candidate possesses these minimum qualifications, the Governance Committee, in accordance with its Director Selection Process, will then consider the candidate’s qualifications in light of the needs of the Board and our company at that time, given the then-current mix of director attributes. As provided in our Corporate Governance Guidelines, the Governance Committee seeks to create a multi-disciplinary and cohesive Board that, as a whole, is strong in both its knowledge and experience. The Governance Committee generally uses the services of a third-party executive search firm when identifying and evaluating possible nominees for director. This firm assists in identifying candidates who meet skills and qualifications specified by the Governance Committee. The Board has a mandatory retirement age of 72, unless an extension is approved by the Board, but in no event above age 75. In February 2015, the Board approved a waiver of the mandatory retirement age for Mr. Janitz for a one-year period.

Although the Governance Committee does not have a formal policy regarding the consideration of diversity in the selection of candidates, the Governance Committee considers diversity when evaluating possible nominees under our Director Qualification Standards, which dictate that the Board should be a diverse body, with diversity reflecting gender, ethnic background, country of citizenship and professional experience.

Strategic Role of Board

The Board plays a key role in developing, reviewing and overseeing the execution of our business strategy. Each year, the Board devotes at least one extended meeting to a review of our proposed strategic plans for each of our key businesses. In addition, the Board receives progress reports from management throughout the year on the implementation of the strategic plan. These reports include business segment performance and strategy reviews, product line reviews and presentations regarding research and development initiatives and our intellectual property portfolio.

Succession Planning

The entire Board reviews our succession plans for our Chief Executive Officer and other key senior management positions and oversees our activities in the areas of leadership and executive development. To assist the Board, management periodically reports to the Board on succession planning to ensure that it is a continuous and ongoing effort.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections.

We also maintain a Majority Vote Policy that requires a director nominee, in connection with his or her nomination to the Board, to submit a resignation letter in which the director nominee irrevocably elects to resign if he or she fails to receive the required majority vote in the next election and the Board accepts the resignation. The policy requires the Board to nominate for election or re-election as a director only those candidates who agree to execute such a letter upon his or her nomination. The Majority Vote Policy is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

If a director nominee fails to receive a majority vote in an uncontested election, the Majority Vote Policy provides that the Governance Committee will consider the resignation letter and recommend to the Board whether to accept it. The Governance Committee, in making its recommendation to the Board, and the Board, in reaching its decision, may consider relevant factors, including any stated reason why shareholders voted against the election of the director, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board and whether accepting the resignation letter would cause us to fail to comply with any applicable rule, such as the NYSE’s listing standards.

The policy provides that the Board will act on the Governance Committee’s recommendation and publicly disclose its decision whether to accept the director’s letter of resignation within 90 days following the certification of the shareholder vote. If the letter of resignation is not accepted by the Board within this 90-day period, the resignation will not be effective until the next annual meeting.

All nine director nominees standing for election at the Annual Meeting have submitted an irrevocable letter of resignation as a condition of nomination pursuant to the Majority Vote Policy.

Risk Management

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our objectives, including strategic objectives, to improve long-term performance and enhance shareholder value. A fundamental part of risk management is not only identifying and prioritizing the risks we face and monitoring the steps management is taking to manage those risks, but also determining the level of risk that is appropriate for us. As an integral part of its review and approval of our strategic plan, the Board considers the appropriate level of risk that is acceptable. Through this process, risk is assessed throughout the company, focusing on four primary risk categories: strategic, operational, legal/compliance and financial reporting. The Audit and Finance Committee is responsible for reviewing the results of our enterprise risk assessment on an annual basis. The Board also receives reports on management’s progress in mitigating key risks.

The Board has delegated to its committees responsibility for the oversight of risk management in specific risk areas. For example, in 2014, the committees of the Board oversaw:

●	Risk management relating to our financial reporting (including internal controls).
●	Risk management relating to our compensation programs and awards.
●	Risk management relating to our capital structure.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee of the Board is composed solely of independent directors and operates under a written charter adopted by the Board, most recently amended on March 12, 2015. The Committee reviews and approves the charter annually. The Audit and Finance Committee charter is posted on our website at http://ek.client.shareholder.com/supporting.cfm.

Management is responsible for our internal control over financial reporting, disclosure controls and procedures, and preparation of our consolidated financial statements. Our independent registered public accounting firm (independent accountants), PricewaterhouseCoopers LLP (PwC), is responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and for issuing a report of the results. As outlined in its charter, the Audit and Finance Committee is responsible for overseeing these processes.

During 2014, the Audit and Finance Committee met and held discussions with management and the independent accountants on a regular basis. Management represented to the Audit and Finance Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit and Finance Committee reviewed and discussed the audited consolidated financial statements and significant accounting matters with management and the independent accountants.

The Audit and Finance Committee discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the PCAOB. The independent accountants provided to the Audit and Finance Committee the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit and Finance Committee concerning independence. The Audit and Finance Committee discussed with the independent accountants their independence.

The Audit and Finance Committee also received reports from our Chief Compliance Officer on the implementation and effectiveness of our compliance program.

The Audit and Finance Committee discussed with the director of internal audit and independent accountants the plans for their audits. The Audit and Finance Committee met with the director of internal audit and independent accountants, with and without management present. The director of internal audit and independent accountants discussed with or provided to the Audit and Finance Committee the results of their examinations, their evaluations of our internal control over financial reporting, disclosure controls and procedures, and the quality of our financial reporting.

Based on these reviews, discussions and reports, the Audit and Finance Committee recommended that the Board approve the audited financial statements for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2014, and the Board accepted the Audit and Finance Committee’s recommendations.

The Audit and Finance Committee, with the approval of the Board and our shareholders, appointed PwC as our independent accountants in 2014. In addition, the Audit and Finance Committee approved certain non-audit services provided by PwC and the estimated budget for those services. The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy.

William G. Parrett, Chair	Dated: March 30, 2015
Mark S. Burgess
Matthew A. Doheny
George Karfunkel

EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that follows with management.

Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

     Derek Smith, Chair
     James V. Continenza
     John A. Janitz
     Jason New

COMPENSATION DISCUSSION AND ANALYSIS

Our Named Executive Officers

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers during 2014 (whom we sometimes refer to as NEOs):

●	Jeffrey J. Clarke, Chief Executive Officer. We hired Mr. Clarke as our new Chief Executive Officer effective March 12, 2014.
●	John N. McMullen, Chief Financial Officer and Executive Vice President. We hired Mr. McMullen as our new Chief Financial Officer and Executive Vice President effective June 16, 2014.
●	Brad W. Kruchten, President, Print Systems Division and Senior Vice President.

Our 2014 named executive officers also include the following former executives:

●

Antonio M. Perez, former President and Chief Executive Officer. Effective March 12, 2014, the Board appointed Mr. Clarke as Chief Executive Officer and a member of the Board, and Mr. Perez resigned from his position as President and Chief Executive Officer and as a member of the Board. Mr. Perez remained employed until the end of his scheduled employment term on September 3, 2014.

●

Rebecca A. Roof, former Chief Financial Officer. Effective June 16, 2014, Mr. McMullen succeeded Ms. Roof as Chief Financial Officer. Ms. Roof is a Managing Director of AlixPartners LLP. Pursuant to an agreement with us, AP Services LLC, an affiliate of AlixPartners LLP, provided restructuring advisory services relating to our Chapter 11 proceedings. Our agreement with AP Services LLC included fees for Ms. Roof's services. The rate charged for Ms. Roof’s services was $960 per hour. Since Ms. Roof was not our employee, she did not participate in any of the compensation programs or employee benefits arrangements discussed herein. Ms. Roof’s services concluded on June 25, 2014.

●

Douglas J. Edwards, former President, Digital Printing and Enterprise Services and Senior Vice President. As a result of our new business division structure announced in December 2014, we reorganized our senior management organization, and as part of this management restructuring, we eliminated the position of President, Digital Printing and Enterprise Services held by Dr. Edwards. Dr. Edwards’ employment with us ended effective December 31, 2014.

●

Patrick M. Sheller, former General Counsel, Secretary, Chief Administrative Officer and Senior Vice President. Effective January 6, 2015, Mr. Sheller resigned from his position, and his employment with us ended on January 9, 2015. Effective January 6, 2015, Sharon E. Underberg was appointed as General Counsel and elected as Senior Vice President and Secretary.

EXECUTIVE SUMMARY

2014 Business Highlights

2014 was the first full calendar year subsequent to our emergence from Chapter 11 reorganization. We have continued our transformation to a profitable and sustainable company. Our executive compensation programs and awards are designed to provide incentives to our leaders to achieve this business transformation. The strategies necessary to drive our transformation include:

●

Invest in and enable growth in our strategic technology businesses, which include Digital Printing Systems, Packaging, Functional Printing, Enterprise Services, Intellectual Property and Brand Licensing, and Graphics.

●	Manage the expected decline and optimize cash flow in our mature businesses, which include Entertainment and Commercial Films and Consumer Inkjet Systems.
●	Reduce costs and streamline processes to improve operating leverage and efficiency.

Our results demonstrated significant progress in our key strategic product lines. In particular, we achieved the following operating results:

●	Total Company results were within the guidance communicated to investors.
●	In the Graphics business, we achieved year-over-year growth of 212% in SONORA plate volume and an increase in total plate volume year-over-year of 1%.
●	In the Packaging business, we grew our installed base of equipment to greater than 400 units and achieved year- over-year growth in Flexcel NX plate volume of 38%.
●	In the Digital Printing Solutions business, we achieved an installed base of Prosper presses of 39 units and grew Prosper page volumes by 56% year-over-year.
●	In the area of reducing costs and streamlining processes, we achieved year-over-year reduction in Selling, General and Administrative expenses of approximately $100 million or 25%.

Despite these significant strategic achievements, we did not meet our goals in our Functional Printing business due to delays in this start-up technology. In addition, business declines in our Entertainment and Commercial Films business were greater than anticipated for the year. These shortfalls were offset by stronger retail performance for us in sales of consumer inkjet cartridges as well as a non-recurring intellectual property licensing transaction.

In 2014, our compensation awards to our named executive officers reflected both the progress we made in our business transformation strategy and the areas where our results did not meet our performance goals.

Our New Chief Executive Officer

We elected Jeffrey J. Clarke as our new Chief Executive Officer effective March 12, 2014. In connection with his election, we entered into an employment agreement with Mr. Clarke. As a sign-on incentive, we provided him a grant of equity in the form of restricted stock units and stock options. In addition, his employment agreement provides that subject to his continuing employment, Mr. Clarke is entitled to receive additional grants of stock options upon the first and second anniversaries of his hire date. Please see “Employment Agreements” on page 37 for more details on Mr. Clarke’s employment agreement, including his sign-on incentive.

Our New Chief Financial Officer

We elected John N. McMullen as our new Chief Financial Officer effective June 16, 2014. In connection with his election, we entered into an employment agreement with Mr. McMullen. As a sign-on incentive, we provided him a grant of equity in the form of restricted stock units. In addition, Mr. McMullen’s employment agreement provides that subject to his continuing employment, Mr. McMullen is entitled to receive annual long-term incentive awards. Please see “Employment Agreements” on page 37 for more details on Mr. McMullen’s employment agreement, including his sign-on incentive.

Annual Variable Pay (EXCEL)

For 2014, we provided our named executive officers an annual variable incentive opportunity, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against Company and Segment-specific performance metrics. Mr. Kruchten was the only named executive officer to earn a 2014 EXCEL award. Please see the discussion following “Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)” beginning on page 25 for more information regarding our EXCEL program.

Long-Term Incentives

In 2014, as provided in their respective employment agreements, Messrs. Kruchten and Sheller, and Dr. Edwards, each received a grant of equity, with one-half of the grant in the form of restricted stock units and the other half of the grant in the form of stock options.

Please see “Long-Term Incentive Compensation” on page 30 for more information on these awards.

Best Practices

We continually evaluate best practices in executive compensation and governance and consider modifications to our executive compensation programs that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term shareholder interests. Key compensation and governance practices include:

●

Prohibition on Hedging. Our executive officers and directors are prohibited from engaging in any hedging transactions involving our equity securities. Please see “Restrictions on Hedging” on page 33 for a description.

●

Recoupment (“Clawback”) Policy. We have a policy requiring the recoupment of performance-based bonuses paid to named executive officers in the event of certain financial restatements. Please see “Recoupment (“Clawback”) Policy” beginning on page 32 for a description.

●

Double-Trigger Change in Control Benefits. Not all arrangements with our named executive officers provide change in control benefits, but those that do contain a “double trigger” provision which requires that the named executive officer experience a qualifying termination following a change in control in order to receive change in control benefits. Please see “Change in Control Arrangements” on page 32 for a description.

●	No Excise Tax Gross-Ups. None of our compensation arrangements provide for a gross-up to our named executive officers for any excise taxes incurred by them.

DETERMINING EXECUTIVE COMPENSATION

Compensation Philosophy

In 2014, we approved an updated compensation philosophy, along with guiding principles.

Our new compensation philosophy is to provide a compensation and reward program that:

●	Attracts, retains and motivates outstanding talent required to achieve our business objectives;
●	Drives profitable growth and increases shareholder value;
●	Incentivizes and rewards success in a diverse set of businesses;
●	Rewards both company and individual performance;
●	Provides an external market-based competitive compensation structure (base salary, variable pay and long-term incentives); and
●	Supports a corporate culture of customer focus, innovation, accountability, collaboration, agility, transparency and integrity.

The guiding principles for our compensation philosophy are:

●

Market competitiveness: aggregate total direct compensation (base salary, variable pay and long-term incentive) should be near the market median, with flexibility to pay above the median where necessary to attract and retain specific talent. Please see “Elements of Compensation” on page 25 for more details on each element of compensation, its objective and its key features.

●	Reinforce a performance-based culture: create greater line-of-sight and reward for divisional performance, with significant performance-based differentiation.

Role of the Committee

The Committee annually reviews and approves goals and objectives relevant to the compensation of the CEO and evaluates, in conjunction with the full Board, the CEO’s performance in light of those goals and objectives, and sets the CEO’s individual elements of total compensation based on this evaluation. The Committee also approves all compensation and awards, including each component of total compensation, for each of our Section 16 executive officers, including our named executive officers.

Role of the CEO and Management

Our CEO makes recommendations to the Committee regarding each compensation element for our named executive officers (other than the CEO himself), and reviews and discusses any changes to such compensation with the Committee. With respect to our performance-based plans, management (including our CEO and our CFO) develops performance goals based upon our strategic and operational imperatives and then proposes such performance goals to the Committee for its consideration. No member of management (including our CEO and our CFO) participates in the determination of his or her own compensation.

Role of the Compensation Consultant

During 2014, the Committee directly engaged Lyons, Benenson & Company Inc. (Lyons Benenson), a compensation consultant, to assist the Committee in developing a peer group and to provide the Committee with executive compensation survey data for that peer group. Lyons Benenson did not provide any other services to us during 2014.

Use of Market Reference Data

We review national survey data to provide a competitive frame of reference for compensation decisions and we compare the compensation of our named executive officers to the market median as a reference point to assist us in evaluating the competitiveness of their compensation. However, we do not necessarily adjust the compensation of any named executive officer to any specific percentile or other absolute measure.

We use national survey data as a reference because it offers a reasonable representation of the cost to hire and retain talent. We compare our compensation to the market median as a reference because it enables us to attract and retain high quality talent and ensures that our executives generally receive competitive levels of compensation. In 2014, we used the Aon Hewitt U.S. Total Compensation Measurement (TCM™) Survey, the Towers Watson Compensation Data Bank (CDB) General Industry Executive Compensation Survey – US, the Radford Global Technical Survey and the Radford Global Sales Survey, each for 2013, and when later available, for 2014.

In late 2014, Lyons Benenson assisted us in developing a peer group for evaluating our compensation levels. The selected companies were drawn from a broad group of public companies from similar industries (commercial services and supplies, IT services, media, software and technology hardware, and storage and peripherals) that meet minimum performance tests and have similar business models to us. The companies considered for the peer group had to (1) be incorporated in the United States, (2) be traded on a stock exchange in the U.S., (3) have revenues between $1.2 billion and $6.6 billion, and (4) be categorized in a complementary GICS Sub-Industry. We then considered the total return, business alignment and other financial measurements of the companies in the selected group in order to achieve a group with closer alignment to us. We approved a peer group consisting of the following 15 companies:

3D Systems Corporation	Electronics for Imaging, Inc.	Quad/Graphics, Inc.
Adobe Systems Incorporated	Lexmark International, Inc.	SanDisk Corporation
Advanced Micro Devices, Inc.	Nuance Communications, Inc.	Silicon Graphics International Corp.
ARRIS Group, Inc.	NVIDIA Corporation	Synopsis, Inc.
Ciena Corporation	OmniVision Technologies, Inc.	Xilinx, Inc.

As discussed under “Base Salary” in the “2014 Compensation Decisions” section beginning on page 25, we compared the base salaries of our named executive officers to that of the peer group, as well as survey market data, in late 2014, but did not make any changes to the base salaries of our named executive officers. We may use the peer group, as well as survey market data, as a competitive frame of reference for compensation decisions in the future.

ELEMENTS OF COMPENSATION

We use base salary, annual variable pay and long-term incentives as our primary elements of direct compensation to be competitive with market practice. These elements have the following objectives and features:

Compensation Element	Objective	Key Features
Base Salary	Provide a regular source of income to our named executive officers to compensate them for fulfilling the regular duties and responsibilities of their positions.

We typically review base salaries annually, but do not automatically increase salaries. Rather, base salaries are adjusted only if deemed appropriate by us in consideration of: (1) experience; (2) responsibilities; (3) the importance of the position relative to our other senior management positions; (4) external relative scope or changes in the competitive marketplace; and (5) years elapsed since the last base salary change. Any change in an executive’s base salary will affect an executive’s target opportunity under our annual variable pay plan, which is based on a percentage of base salary.

Annual Variable Pay (EXCEL)	Drive the annual performance of our named executive officers to align their financial interests with our business strategy and the interests of our shareholders.	Annual variable pay is considered at risk. Payouts are based on a formula that represents results achieved against performance metrics.
Long-Term Incentives (restricted stock units and stock options)	Align executive compensation with shareholder interest; create incentives for executive retention; encourage long-term performance; and promote stock ownership.

Our long-term incentives are mainly in the form of equity-based compensation awards, which tie our named executive officers’ wealth creation to the performance of our stock and provide a retention incentive with multi-year vesting schedules.

Additionally, we provided indirect compensation to our named executive officers that included retirement benefits, severance protection and limited perquisites. Our named executive officers were also eligible to participate in the benefit plans and programs that are generally available to our employees. Please see “Other Compensation” beginning on page 30 for more information on the indirect compensation of our named executive officers.

2014 COMPENSATION DECISIONS

Base Salary

Mr. Clarke joined us on March 12, 2014, as our new CEO, and Mr. McMullen joined us on June 16, 2014, as our new CFO. Each of their base salaries were determined as part of our respective contract negotiations with them.

In 2014, the Committee engaged Lyons Benenson to conduct a study of executive compensation pay levels in comparison to both the newly approved peer group and survey market median to determine if our pay levels were competitive. Please see “Use of Market Reference Data” on page 24 for more details on the peer group and survey data. As a result of this study, it was determined that the base salaries for our named executive officers were competitive in comparison to both the peer group and survey market data, so no changes were made to the base salaries for our named executive officers.

The annual base salary rate for each named executive officer in 2014 is set forth in the “2014 Annual Base Rates and 2014 EXCEL Target Opportunities” table on page 26.

Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)

For 2014, we provided an annual variable incentive opportunity to drive annual performance aligned to success in our business strategy, known as Executive Compensation for Excellence and Leadership (EXCEL). Payouts under EXCEL are based on a formula that represents results achieved against performance metrics. The maximum award for any named executive officer is the lesser of 10% of the EXCEL aggregate award pool (without discretion), 500% of the named executive officer’s base salary on the last day of the previous year, or $5 million. We may not exercise positive discretion to increase the size of a named executive officer’s award above the maximum award level established under EXCEL.

We assign target opportunities under EXCEL based on a percentage of base salary. In establishing the target percentages, we reference market total target compensation data to determine whether base salary and variable pay opportunities are competitive with the market. It is important that both the total target compensation and the mix between base salary and annual variable pay are competitive. The target variable pay opportunities for Messrs. Clarke and McMullen were determined as part of their contract negotiations when they were hired during 2014.

No adjustments were made to the target variable pay opportunities for Messrs. Kruchten, Sheller and Perez, and Dr. Edwards for the 2014 performance year.

The following table shows the 2014 annual base salary rates and the 2014 full-year EXCEL target opportunity as a percentage of base salary for each of our named executive officers:

2014 Annual Base Rates and 2014 EXCEL Target Opportunities

Name	Annual Base Salary Rate	EXCEL % Target Opportunity	EXCEL $ Target Opportunity
J.J. Clarke	$1,000,000	100%	$1,000,000
J.N. McMullen	$600,000	75%	$450,000
B.W. Kruchten	$465,000	75%	$348,750
Former Executives
A.M. Perez	$1,155,000	155%	$1,790,250
R.A. Roof(1)	See Summary Comp. Table	Not eligible	Not eligible
D.J. Edwards	$450,000	75%	$337,500
P.M. Sheller	$401,500	65%	$260,975

(1) Ms. Roof was not our employee and was not eligible for EXCEL.

EXCEL Design and Performance Results

Performance Gate

For 2014, we established a performance gate as part of the EXCEL program, which provided that no payments under EXCEL would be made unless the performance gate was satisfied. The performance gate for 2014 was compliance with our financial covenants contained in the September 3, 2013 exit financing arrangements. We used this performance gate to ensure that no award would be earned absent this financial covenant compliance.

Performance Metrics Design and Results

We utilized Corporate and Segment metrics for the 2014 EXCEL performance period to drive greater accountability and associated rewards. We established separate metrics for the Corporate Component, the Digital Printing and Enterprise (DP&E) Segment, and the Graphics, Entertainment and Commercial Film (GECF) Segment.

The performance factors and the associated weights and the performance metrics for the Corporate Component, the GECF Segment and the DP&E Segment are set forth in the following tables.

Corporate Component Metrics

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)
Company Revenue	50%	$2,078M	$2,226M	$2,400M
Operational EBITDA	50%	$125M	$157M	$225M

We selected Revenue and Operational EBITDA as the performance factors for the Corporate Component to maintain focus on earnings from our operational performance while also driving growth through a focus on our revenue. Operational EBITDA is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement.

We established the targets based on our annual commitment plan for 2014, and we used payout slopes that reflected a combined performance under the associated metrics so the under-performance of either metric would offset any over-performance in the other metric.

DP&E Segment Metrics

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)
Segment Revenue	60%	$717M	$803M	$907M
Segment Operational EBITDA before Corporate Costs	40%	$77M	$105M	$158M

We selected Segment Revenue and Segment Operational EBITDA before Corporate Costs as the performance factors for the DP&E Segment to maintain the Segment’s focus on its earnings from operational performance, while also driving the Segment’s growth through a focus on its revenue. Segment Operational EBITDA before Corporate Costs is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement.

Given that there was more targeted growth from the DP&E Segment, a greater weighting was placed on Segment Revenue (60%) as compared to Segment Operational EBITDA before Corporate Costs (40%) for the DP&E Segment. We also used payout slopes that reflected a combined performance under the associated metrics so the under-performance of either metric would offset any over-performance in the other metric.

GECF Segment Metrics

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)
Segment Revenue	50%	$1,361M	$1,423M	$1,493M
Segment Operational EBITDA before Corporate Costs	50%	$198M	$220M	$248M

We selected Segment Revenue and Segment Operational EBITDA before Corporate Costs as the performance factors for the GECF Segment to maintain the Segment’s focus on its earnings from operational performance while also driving the Segment’s growth through a focus on its revenue. Segment Operational EBITDA before Corporate Costs is a non-GAAP measure. The reasons for using non-GAAP measures and reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit A to this Proxy Statement. We also used payout slopes that reflected a combined performance under the associated metrics so the under-performance of either metric would offset any over-performance in the other metric.

2014 Named Executive Officer EXCEL Metrics

The named executive officers who received 2014 EXCEL awards were subject to the Corporate and Segment metrics with the weightings set forth in the following table.

Name	Corporate Component	DP&E Segment	GECF Segment
J.J. Clarke	100%	-	-
J.N. McMullen	100%	-	-
B.W. Kruchten	25%	-	75%
A.M. Perez	100%	-	-
D.J. Edwards	25%	75%	-
P.M. Sheller	100%	-	-

Determination of 2014 Named Executive Officer EXCEL Awards

Achievement of the Performance Gate

The performance gate for 2014 EXCEL awards was achieved given that we complied with the financial covenants contained in the September 3, 2013 exit financing arrangements.

Actual Performance: Corporate Component

As shown in the following table, the 2014 payout percentage for the Corporate Component was 0% because the results for both performance factors were below the respective threshold amounts.

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)	Result(1)	Payout %
Revenue	50%	$2,078M	$2,226M	$2,400M	$2,060M	0.0
Operational EBITDA	50%	$125M	$157M	$225M	$112M	0.0
Payout Percentage for the Corporate Component						0.0%

(1) These results exclude $41 million attributable to an unplanned, non-recurring IP transaction.

Actual Performance: DP&E Segment

As shown in the table below, the 2014 payout percentage for the DP&E Segment was 0% because the actual results for both performance factors were below the respective threshold amounts.

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)	Result	Payout %
Segment Revenue	60%	$717	$803M	$907M	$668M	0.0
Segment Operational
EBITDA before	40%	$77	$105M	$158M	$64M	0.0
Corporate Costs
Payout Percentage for the DP&E Segment						0.0%

Actual Performance: GECF Segment

As shown in the table below, the payout percentage for the GECF Segment was 32.7% because the results for both performance factors were above their respective threshold amounts, but below their respective target amounts, resulting in a payout percentage for the Segment Revenue of 24.7% and a payout percentage for the Segment Operational EBITDA before Corporate Costs of 8.0%.

The result for Segment Revenue for 2014 was $1,393 million, which was above the minimum threshold, but below the target. We used linear interpolation to determine the resulting payout percentage for the Segment Revenue performance factor to be 24.7%.

The result for Segment Operational EBITDA before Corporate Costs for 2014 was $202 million, which was above the minimum threshold, but below the target. We used linear interpolation to determine the resulting payout percentage for the Segment Operational EBITDA before Corporate Costs performance factor to be 8%.

Performance Factor	Weight	Threshold (0%)	Target (100%)	Stretch (200%)	Result(1)	Payout %
Segment Revenue	50%	$1,361M	$1,423M	$1,493M	$1,392M	24.7
Segment Operational
EBITDA before	50%	$198M	$220M	$248M	$202M	8.0
Corporate Costs
Payout Percentage for the GECF Segment						32.7%

(1)	These results exclude $41 million attributable to an unplanned, non-recurring IP transaction.

EXCEL Awards Paid to NEOs for 2014

As shown in the table below, based on our 2014 performance, only Mr. Kruchten earned an EXCEL payment for 2014. (Ms. Roof was not our employee and was not eligible for EXCEL.)

	Corporate				EXCEL	EXCEL
	Component	DP&E Segment	GECF Segment		Target	Award
Name	(Weight/Payout)	(Weight/Payout)	(Weight/Payout)	Payout %	Opportunity	Earned
J.J. Clarke	100% / 0%	-	-	0%	$1,000,000	$0
J.N. McMullen	100% / 0%	-	-	0%	$450,000	$0
B.W. Kruchten	25% / 0%	-	75% / 32.7%	24.5%	$348,750	$85,444
A.M. Perez	100% / 0%	-	-	0%	$1,790,250	$0
D.J. Edwards	25% / 0%	75% / 0%	-	0%	$337,500	$0
P.M. Sheller	100% / 0%	-	-	0%	$260,975	$0

Long-Term Incentive Compensation

Long-term incentives, mainly in the form of equity, are a significant part of our compensation program for our named executive officers.

As provided in their respective employment agreements, Messrs. Kruchten and Sheller and Dr. Edwards, each received a grant of equity under the Eastman Kodak Company 2013 Omnibus Incentive Plan in 2014, with one-half of the grant date value in the form of restricted stock units (RSUs) and the other half of the grant date value in the form of stock options. These RSUs and stock options vest one-third upon the first, second and third anniversary of their respective grant dates. Mr. Sheller forfeited his unvested equity upon his termination of employment on January 9, 2015.

As a sign-on incentive, Mr. Clarke received a grant of RSUs and stock options under the Eastman Kodak Company 2013 Omnibus Incentive Plan, and Mr. McMullen received a grant of RSUs under the Eastman Kodak Company 2013 Omnibus Incentive Plan. These awards each vest one-third upon the first, second and third anniversary of their respective grant dates. The values of these equity awards were determined as part of the overall negotiated compensation under their respective employment agreements.

Under his employment agreement, Mr. Clarke is also entitled to receive stock options with a grant date value of $1 million on each of the first and second anniversaries of the effective date of his employment agreement, each of which will vest one-third upon the first, second and third anniversaries of their respective grant dates.

Under his employment agreement, Mr. McMullen is entitled to receive an annual long-term incentive award with a grant date value of $1 million.

Mr. Perez was not granted any additional equity awards in 2014.

Please see the “Grants of Plan-Based Awards Table” on page 39 for the number and grant date fair value of these equity awards.

OTHER COMPENSATION

Tax-Qualified Retirement Plans: KRIP and SIP

We offer tax-qualified retirement plans that are designed and intended to attract and retain employees. Our tax-qualified defined benefit plan, comprised of a cash balance component and a traditional defined benefit component (KRIP), and our tax-qualified 401(k) defined contribution plan (SIP), cover all U.S. employees. Benefit accruals in the traditional defined benefit component of KRIP and employer contributions to SIP were frozen as of January 1, 2015. Effective as of January 1, 2015, the cash balance accrual component of KRIP was increased from 4% to 7% to reflect the corresponding 3% decrease in the SIP match. The details of KRIP are described following the “Pension Benefits Table” on page 43.

Non-Qualified Retirement Plan: KURIP

Until September 3, 2013, we provided non-qualified retirement benefits to our eligible employees, including our named executive officers other than Messrs. Clarke and McMullen and Ms. Roof (who was not our employee), under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our eligible employees with pension benefits that (1) made up for the Internal Revenue Code’s limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Eligible employees, including our named executive officers other than Messrs. Clarke and McMullen and Ms. Roof (who was not our employee), continued to earn benefits under KURIP after our Chapter 11 filing date. KURIP was terminated upon our emergence from bankruptcy. KURIP benefits earned after the filing date and prior to emergence from bankruptcy on September 3, 2013 were frozen and are payable as a lump sum upon the employee’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). Mr. Perez’s KURIP benefit will be paid to him in April 2015, Dr. Edwards’ KURIP benefit will be paid to him in July 2015, and Mr. Sheller’s KURIP benefit will be paid to him in August 2015.

The details of KURIP are described following the “Pension Benefits Table” on page 43.

Additional Arrangement for Mr. Perez

To preserve the full deductibility for federal income tax purposes of Mr. Perez’s base salary, we required him to defer that portion of his base salary that exceeded $1 million. Amounts deferred between the Chapter 11 filing date and our emergence from bankruptcy on September 3, 2013, plus interest on those amounts, became payable upon Mr. Perez’s termination of employment with us in the form of a lump sum after the six-month waiting period required for compliance under Code Section 409A. We paid these amounts to Mr. Perez in March 2015.

Perquisites

During 2014, Messrs. Clarke and McMullen were the only current named executive officers who received perquisites. Each received a housing and travel allowance of $5,000 per month. Any expenses for business-related travel are separately reimbursed. Additionally, we provided Messrs. Clarke and McMullen with gross-up payments for the taxes associated with the allowances paid to them in 2014.

Additionally, until Mr. Perez’s termination of employment, we provided him with home security services.

The value of these perquisites is included in the “All Other Compensation” column of the “Summary Compensation Table” on page 34.

Awards to Mr. Perez

Under the terms of Mr. Perez’s 2013 employment agreement, he was granted an emergence equity award of restricted stock units subject to specified time-vesting or performance conditions, and he was paid a one-time special cash incentive based on performance requirements, each as described below.

Mr. Perez’s Emergence Equity Award

Under the terms of Mr. Perez’s 2013 employment agreement, his second tranche of 53,043 RSUs, which were granted on September 3, 2013, vested upon the expiration of his employment agreement on September 3, 2014.

Mr. Perez’s third tranche of this RSU grant was performance-based, with a performance period ending on December 31, 2014. There were six performance metrics for this tranche, all equally weighted: (1) placement of Prosper Writing Systems; (2) Flexo NX plate volume; (3) functional print revenue; (4) Sonora plate sales; (5) ECF performance, including revenue, operational EBITDA and cash; and (6) full Company performance, including revenue, operational EBITDA and cash. We reviewed the results against each metric and determined that Mr. Perez had achieved one out of the six metrics, which was the Flexo NX plate volume, resulting in vesting of 16.7% (or 8,858 RSUs) of his third tranche in 2015.

One-Time Special Incentive for Mr. Perez

Mr. Perez was eligible to receive a performance-based payment in an amount of up to $2 million, based upon the satisfaction of performance metrics, which focused on achievements with respect to key customer and contractual arrangements in our Commercial Imaging businesses. Achievement of these goals required tangible results for launching key strategic businesses and critical partnerships for our future. Mr. Perez achieved two of the key customer and contractual arrangement goals in 2014, and as a result, a payment of $2 million was made to Mr. Perez in 2014.

Severance Arrangements

We provide our named executive officers, other than Ms. Roof (who is not our employee), with severance provisions designed to serve as a retention tool and to provide incentive for the named executive officers to focus on the best interests of shareholders in connection with the transformational components of our strategic plan given that, in certain instances, an executive’s successful completion of his or her responsibilities may result in the elimination of his or her job. These severance provisions also provide an incentive for the named executive officers to sign a release of claims against us, to refrain from competing with us and to cooperate with us both before and after their employment is terminated. When approving any agreement for employment or retention, we focus on the reasons for which severance may be triggered relative to the named executive officer’s position and responsibilities.

Each of the employment agreements with Messrs. Clarke, McMullen, Sheller and Kruchten and Dr. Edwards provide severance benefits in the event his employment is terminated by us without “cause” or if he terminates for “good reason.” The definitions of “cause” and “good reason” as applicable to these severance provisions are set forth below in the “Potential Payments upon Termination or Change in Control” discussion beginning on page 45. Mr. Clarke’s employment agreement also provides that if his employment terminates by reason of the expiration of his scheduled employment term, he is entitled to certain benefits as more fully described under “Individual Termination Arrangements” beginning on page 47.

Mr. Perez terminated employment at the time his scheduled employment term ended on September 3, 2014. As a result, he became eligible for certain termination benefits under his 2013 employment agreement, as more fully described under “Individual Termination Arrangements” beginning on page 47.

Dr. Edwards terminated his employment effective December 31, 2014, and he became eligible for certain termination benefits under his 2013 employment agreement, as more fully described under “Individual Termination Arrangements” beginning on page 47.

Mr. Sheller resigned, and his employment with us ended on January 9, 2015. He was not eligible for severance, and he forfeited his unvested equity awards.

Ms. Roof was not eligible for severance payments in connection with the cessation of her service.

For additional information regarding the potential severance benefits payable to our named executive officers under various circumstances, please see the discussion preceding the “Severance Payments Table” beginning on page 50.

Change in Control Arrangements

The employment agreements with Messrs. Clarke and McMullen allow for payment of severance under certain conditions following a change in control (double trigger). These provisions were designed to protect against the possible loss of certain benefits after a change in control. Please see “Individual Termination Arrangements” beginning on page 47 for more details on these provisions. We believe that a double trigger is appropriate for such payments because it helps to ensure that these individuals do not receive an unintended benefit by receiving severance payments while continuing in their position following a change in control.

Additionally, under our 2013 Omnibus Incentive Plan, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards upon a change in control. While we do not believe that automatic acceleration of vesting is appropriate upon a change in control because an executive may continue in his position, we do believe that allowing the Committee the discretion to accelerate vesting of equity awards upon a change in control is appropriate because it may not be possible to continue vesting of existing equity awards or to replace existing equity awards with comparable awards of the acquiring company’s equity, and the acceleration of vesting would provide the executives with the same rights as other shareholders to sell their equity in the Company at the time of a change in control.

PROGRAM GOVERNANCE

Risk Mitigating Policies

Recoupment (“Clawback”) Policy

The Board has a policy requiring the recoupment of bonuses paid to named executive officers in the event of certain financial restatements. Under this policy, which is posted on our website at http://ek.client.shareholder.com/supporting.cfm, we require reimbursement of a certain portion of any amounts paid to a named executive officer under EXCEL when:

●	The payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
●	In the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and
●	A lower payment would have been made to the officer based upon the restated financial results.

In each such instance, we will, to the extent practicable, seek to recover the amount by which the named executive officer’s annual incentive payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Restrictions on Hedging

Our executive officers and directors are prohibited from engaging in any transactions (such as puts, calls, options or other derivative securities) with respect to our equity securities held by them to hedge or offset any decrease in the market value of those equity securities.

Policy on Qualifying Compensation

When designing all aspects of compensation, we consider the deductibility of executive compensation under Section 162(m) of the Code. Section 162(m) provides that deductions are capped at compensation of $1 million paid to Covered Employees (as defined in Section 162(m)), other than compensation that is “performance-based.” EXCEL and our long-term incentive program permit, but do not require, us to award compensation that meets the requirements for “performance-based” compensation under Section 162(m). Generally, whether compensation will be deductible under Section 162(m) will be an important, but not a decisive, factor with respect to our decisions. We reserve the right to administer the plans in a manner that does not satisfy the requirements of Section 162(m) in order to achieve a result that we determine to be appropriate. We make no representation that the compensation of our named executive officers will be fully deductible for federal income tax purposes.

Say-On-Pay

In 2014 we held an advisory vote on our compensation program for our named executive officers, commonly referred to as the say-on-pay vote, which resulted in 97.2% of the votes cast approving our compensation program for our named executive officers. We evaluated the results of this vote as part of our overall assessment of our compensation program for our named executive officers. Based on this overall assessment and the strong support expressed by our shareholders, we did not make any material changes to our compensation program for our named executive officers in 2014.

In 2014, we also held an advisory vote on the frequency of our say-on-pay vote, which resulted in 99.8% of the votes cast recommending an annual frequency for the say-on-pay vote. After considering that recommendation, the Board determined that the say-on-pay vote will be held annually until the next required vote on the frequency of the say-on-pay vote to be held at our 2020 Annual Meeting of Shareholders.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and Non-
Name and				Stock	Option	Incentive Plan	qualified Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Comp.	Comp. Earnings	Comp.	Total
Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
J.J. Clarke CEO	2014	758,885	0	3,000,024	1,000,004	0	9,765	91,094	4,859,772
J.N. McMullen CFO	2014	298,955	0	1,000,020	0	0	9,869	58,976	1,367,820
B.W. Kruchten SVP	2014	463,380	0	420,002	420,000	85,444	359,621	0	1,748,447
	2013	448,484	0	390,875	0	547,695	0	0	1,387,054
A.M. Perez Former President & CEO	2014	1,053,586	0	0	0	2,000,000	12,206	284,652	3,350,444
	2013	1,150,976	0	2,245,310	0	3,314,316	725,402	9,143	7,445,147
	2012	1,149,421	0	0	0	2,148,300	2,014,817	159,711	5,472,249
R.A. Roof Former CFO	2014	860,160	N/A	N/A	N/A	N/A	N/A	N/A	860,160
	2013	2,231,957	N/A	N/A	N/A	N/A	N/A	N/A	2,231,957
	2012	800,726	N/A	N/A	N/A	N/A	N/A	N/A	800,726
D.J. Edwards Former SVP	2014	448,431	0	420,002	420,000	0	10,057	7,650	1,306,140
	2013	410,606	0	384,667	0	519,975	7,926	7,548	1,330,722
	2012	351,570	0	0	0	254,016	26,355	18,349	650,290
P.M. Sheller Former GC & SVP	2014	400,101	0	302,410	302,400	0	237,478	0	1,242,389
	2013	356,022	0	299,584	0	313,944	0	0	969,550
	2012	336,516	0	0	0	306,000	908,864	15,026	1,566,406

(1)	This column reports the base salary paid to each of our NEOs during each year reported. For Mr. Perez, the amount in this column for 2014 also includes the payment of $221,342 that was made for his accrued vacation pay upon his termination of employment. Ms. Roof, a Managing Director of AlixPartners LLP, served as our CFO from September 10, 2012 through June 25, 2014. Ms. Roof's services were provided pursuant to an agreement between us and AP Services LLC, an affiliate of AlixPartners LLP. We did not compensate Ms. Roof directly. Rather, Ms. Roof was compensated directly by AlixPartners LLP. Under our agreement with AP Services LLC, we incurred $860,160 in 2014 for Ms. Roof's services. Ms. Roof billed 852 hours at $960 per hour plus 88 hours travel time at $480 per hour. AP Services LLC was also reimbursed in the amount of $50,923 to account for Ms. Roof’s travel expenses, which amount is not reflected in the $860,160 figure.
(2)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk of forfeiture for all RSUs granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. For 2014, the grant date fair value of each RSU granted to Mr. Clarke on March 12, 2014 was $27.20; the grant date fair value of each RSU granted to Mr. McMullen on June 16, 2014 was $27.04; and the grant date fair value of each RSU granted to Messrs. Kruchten and Sheller and Dr. Edwards on September 3, 2014 was $23.78. For additional information regarding the valuation assumptions with respect to RSU grants, please see Note 19 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	This column reports the grant date fair value (as calculated for financial reporting purposes), without any reduction for risk or forfeiture, for all stock option awards granted during each year reported. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of stock options granted in 2014 are included in the table below. For additional information regarding the valuation assumptions with respect to our stock option grants, please see Note 19 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

		Grant Date		Expected		Expected
	NEOs	Fair Value of	Risk-Free	Option	Expected	Dividend
	Receiving	Stock Option	Rate	Life	Volatility	Yield
Grant Date	Award	($)	(%)	(years)	(%)	(%)
3/12/2014	J.J. Clarke	27.20	1.39	4.5	36.1	0.00
9/3/2014	B.W. Kruchten	23.78	1.51	4.5	37.3	0.00
9/3/2014	D.J. Edwards	23.78	1.51	4.5	37.3	0.00
9/3/2014	P.M. Sheller	23.78	1.51	4.5	37.3	0.00

(4)	The amounts in this column reflect payments under EXCEL for performance in 2014, 2013 and 2012. Please see the “Grants of Plan-Based Awards Table” on page 39 for the potential payouts for fiscal year 2014 for each NEO, which depend on performance. For a description of the performance criteria, please see “EXCEL Design and Performance Results” beginning on page 26. For Mr. Perez, this column for 2014 also includes the payout earned for his one-time Special Incentive Agreement of $2 million in 2014, which is described under “One-Time Special Incentive for Mr. Perez” on page 31).
(5)	This column reports the aggregate change in the present value of the NEO's accumulated benefits under KRIP and KURIP, to the extent the NEO participates is such arrangement, without recognition of any equity received in satisfaction of a general unsecured claim in the bankruptcy proceedings. The determination of the Change in Pension Value is highly dependent upon the discount rate and/or interest rate utilized, which may change based on the interest rate environment, thereby impacting the reported Change in Pension Value from year to year. Significant portions of the Pension Values for 2012 and prior years were settled following our emergence from bankruptcy, in the form of an equity distribution of approximately 6% (pre-tax) of the value of the claim, consistent with the treatment of other general unsecured creditors. This column also includes the estimated above-market interest, if any, earned on deferred compensation balances during the year. In 2013, deferred compensation accounts were frozen (as part of the bankruptcy proceedings) with the exception of Mr. Perez’s deferral of base salary in excess of $1,000,000. This account continued to earn above-market interest. All deferred compensation account balances were also settled upon our emergence from bankruptcy except for Mr. Perez’s post-petition base salary deferral in excess of $1,000,000. The breakdown of these figures is shown in the table below.

	2012			2013			2014
	Change in	Above-		Change in	Above-		Change in	Above-
	Pension	Market	Total	Pension	Market	Total	Pension	Market	Total
	Value	Interest	Value	Value	Interest	Value	Value	Interest	Value
Name	($)	($)(a)	($)	($)	($)(a)	($)	($)(b)	($)(a)	($)
J.J. Clarke	N/A	N/A	N/A	N/A	N/A	N/A	9,765	0	9,765
J.N. McMullen	N/A	N/A	N/A	N/A	N/A	N/A	9,869	0	9,869
B.W. Kruchten	0	0	0	0	0	0	359,621	0	359,621
A.M. Perez	2,008,425	6,392	2,014,817	718,231	7,171	725,402	0	12,206	12,206
D.J. Edwards	26,355	0	26,355	7,926	0	7,926	10,057	0	10,057
P.M. Sheller	908,864	0	908,864	0	0	0	237,478	0	237,478

(a)	Mr. Perez’s deferral account balance is credited with interest at the "prime rate" as reported in the Wall Street Journal, compounded monthly. Above-market interest is calculated as the difference between the prime rate and 120% of the Applicable Federal Rate (AFR) for the corresponding month.
(b)	The primary actuarial assumption changes used to calculate Pension Values for 2014 were a decrease in the discount rate, a decrease in the lump sum interest rate and an update to the mortality table used to calculate the present value of annuities. Mr. Perez’s Pension Value decreased from 2013 to 2014 primarily due to the removal of his special agreement benefit, which was partially offset by an increase in value from the KRIP as a result of a lower discount rate and longer life expectancy from the updated mortality table. The Pension Values for Dr. Edwards and Messrs. Clarke and McMullen were driven primarily by their respective cash balance accruals under KRIP during 2014. Messrs. Kruchten and Sheller had increases in Pension Values for 2014 primarily due to the decrease in the discount rate and lump sum rate, along with their annual accruals under KRIP due to additional pay and service.

(6)	The table below shows the components of the All Other Compensation column for 2014:

Name	401(k) Match ($)	Other ($)(a)	Total ($)
J.J. Clarke	2,300(b)	88,794	91,094
J.N. McMullen	0	58,976	58,976
B. W. Kruchten	0	0	0
A.M. Perez	0	284,652	284,652
R.A. Roof	N/A	N/A	N/A
D.J. Edwards	7,650	0	7,650
P.M. Sheller	0	0	0

(a)	Other compensation for Mr. Clarke includes $50,000 and for Mr. McMullen includes $32,500 for their housing and travel expense allowances and also includes $38,794 and $26,476, respectively, as a tax gross-up payment on those amounts. Mr. Perez’s “Other” compensation includes $8,694 for his home security system and $275,958 in consideration for compliance with the non-compete obligations under his employment agreement, which is payable on the same schedule as our normal payroll cycle over such period.
(b)	Mr. Clarke’s 401(k) match reflects amounts received during calendar year 2014. In January 2015, per the terms of the 401(k) Plan, he received a “true-up match” of $5,350. The “true-up” match was made for all 401(k) Plan participants whose calendar-year match was limited as a result of reaching the 401(k) contribution limit ($17,500 in 2014). Beginning in 2015, the 401(k) Plan no longer provides a matching contribution.

EMPLOYMENT AGREEMENTS

The material terms of employment agreements that named executive officers have with us are described below. The levels of salary, annual variable pay and long-term incentive compensation, as well as the material considerations that we take into account in establishing target levels for each of these elements, are described in the “Compensation Discussion and Analysis” beginning on page 21.

During 2014, each named executive officer except Ms. Roof had an individual employment arrangement with us.

Jeffery J. Clarke

We have employed Mr. Clarke under an employment agreement effective March 12, 2014, with the scheduled term ending March 12, 2017. Under this employment agreement, Mr. Clarke was eligible for the following in 2014:

●	An annual base salary of $1 million;
●	Participation in our EXCEL Plan, with an annual target opportunity of 100% of base salary and a maximum of 200% of target;
●	A sign-on equity grant in the form of restricted stock units with a grant value of $3 million and stock options with a grant value of $1 million, all of which vest in one-third increments on the first, second and third anniversaries of the grant date;
●	A housing and travel allowance of $5,000 (net of taxes) per month;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits as described under “Individual Termination Arrangements” beginning on page 47.

John N. McMullen

We have employed Mr. McMullen under an employment agreement effective June 16, 2014 with no scheduled term ending date. Under this employment agreement, Mr. McMullen was eligible for the following in 2014:

●	An annual base salary of $600,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 75% of base salary and a maximum of 200% of target;
●	A sign-on equity grant in the form of $1 million of restricted stock units, which vest in one-third increments on the first, second and third anniversaries of the grant date;
●	A housing and travel allowance of $5,000 (net of taxes) per month;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits as described under “Individual Termination Arrangements” beginning on page 47.

Brad W. Kruchten

We have employed Mr. Kruchten under an emergence employment agreement effective September 3, 2013, with a scheduled term ending date of September 3, 2016. Under this employment agreement, Mr. Kruchten was eligible for the following in 2014:

●	An annual base salary of $465,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 75% of base salary;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $840,002;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 47.

Antonio M. Perez

We employed Mr. Perez under an emergence employment agreement that was effective from September 3, 2013 through the end of its scheduled term on September 3, 2014. Under this employment agreement, Mr. Perez was eligible for the following in 2014:

●	A base salary at an annual rate of $1,155,000 through his termination date;
●	Participation in our EXCEL Plan, with an annual target opportunity of 155% of base salary;

●	The vesting of the third tranche of his emergence grant of RSUs based on performance conditions established during 2014 (8,858 RSUs vested in 2015);
●	A performance-based payment of $2 million, as described under “One-Time Special Incentive for Mr. Perez” on page 31;
●	A payment of $1 million in each of the two years following termination from employment in consideration of a non-compete agreement by Mr. Perez, payable on the same schedule as our normal payroll cycle over such period;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally, through his termination date; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 47.

Douglas J. Edwards

We employed Dr. Edwards under an emergence employment agreement effective September 3, 2013, with the scheduled term ending date of September 3, 2016. Dr. Edwards terminated employment effective December 31, 2014. Under this employment agreement, Dr. Edwards was eligible for the following in 2014:

●	An annual base salary of $450,000;
●	Participation in our EXCEL Plan, with an annual target opportunity of 75% of base salary;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $840,002;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 47.

Patrick M. Sheller

We employed Mr. Sheller under an emergence employment agreement effective September 3, 2013, with the scheduled term ending date of September 3, 2016. Mr. Sheller resigned his position effective January 6, 2015, and his employment with us ended on January 9, 2015. Under this employment agreement, Mr. Sheller was eligible for the following in 2014:

●	An annual base salary of $401,500;
●	Participation in our EXCEL Plan, with an annual target opportunity of 65% of base salary;
●	A grant of restricted stock units and stock options having an aggregate grant date fair value of $604,810;
●	Participation in all benefit plans, policies and arrangements that are provided to employees generally; and
●	Certain severance benefits, as described under “Individual Termination Arrangements” beginning on page 47.

Mr. Sheller forfeited his unvested equity upon his termination of employment on January 9, 2015.

For more information regarding our EXCEL award program, please see the discussion following “Annual Variable Pay: Executive Compensation for Excellence and Leadership (EXCEL)” beginning on page 25; and for more information regarding our RSU and stock option awards, please see “Long-Term Incentive Compensation” on page 30.

GRANTS OF PLAN-BASED AWARDS TABLE

The compensation included in the following table reflects our annual variable pay plan (EXCEL) and the equity granted under our 2013 Omnibus Incentive Plan during 2014.

			Estimated Future Payouts Under Non-Equity			All Other	All Other
			Incentive Plan			Stock	Option
			Awards(1)			Awards:	Awards:		Grant Date Fair
						Number of	Number of	Exercise or	Value of Stock
						Shares of	Securities	Base Price of	and Option
	Award	Grant	Threshold	Target	Max.	Stock or	Underlying	Option	Awards
Name	Description	Date	($)	($)	($)(2)	Units (#)	Options (#)	Awards ($/sh)	($)
	EXCEL	—	N/A	1,000,000	5,000,000
J.J. Clarke	2014 RSU(3)	3/12/14				110,295			3,000,024
	2014 NQSO(4)	3/12/14					114,943	27.20	1,000,004
J.N. McMullen	EXCEL	—	N/A	450,000	3,000,000
	2014 RSU(3)	6/16/14				36,983			1,000,020
	EXCEL	—	N/A	348,750	2,325,000
B.W. Kruchten	2014 RSU(3)	9/3/14				17,662			420,002
	2014 NQSO(4)	9/3/14					53,232	23.78	420,000
Former Executives
A.M. Perez	EXCEL	—	N/A	1,790,250	5,000,000
R.A. Roof(5)	NONE	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	EXCEL	—	N/A	337,500	2,250,000
D.J. Edwards	2014 RSU(3)	9/3/14				17,662			420,002
	2014 NQSO(4)	9/3/14					53,232	23.78	420,000
	EXCEL	—	N/A	260,975	2,007,500
P.M. Sheller	2014 RSU(3)	9/3/14				12,717			302,410
	2014 NQSO(4)	9/3/14					38,327	23.78	302,400

(1)	The amounts shown for the "target" and "maximum" levels represent the possible payouts for 2014 under EXCEL. There is no "threshold" level for EXCEL as the potential payouts can range from zero to the maximum amount allowable under the plan based on performance. Amounts actually earned in 2014 are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The maximum amounts for EXCEL represent the maximum payout permitted under the EXCEL Plan in accordance with the formula established under the Plan and the Administrative Guide for the 2014 Awards. The maximum EXCEL payout for Covered Employees is the lesser of: (i) 10% of the EXCEL aggregate award pool (without discretion) as of March 30, 2014; (ii) 500% of a Covered Employee’s annual base salary as of the end of the previous year; or (iii) $5 million. The maximum amount shown for EXCEL is the lesser of 500% of annual base salary or $5 million since the amount representing 10% of the EXCEL aggregate award pool is not determinable as of the grant date.
(3)	The restricted stock units on this line vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(4)	The stock options on this line vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(5)	Ms. Roof was not eligible for participation in the EXCEL Plan or any other plan-based awards.

EXCEL: Definitions of Metrics

Metric	Definition
Operational EBITDA

Total Segment Earnings (Loss) (or individual Segment Earnings (Loss)) plus depreciation and amortization expense, and excluding the reallocation of costs previously allocated to discontinued businesses. Total Segment Earnings (Loss) represents our measure of segment earnings which excludes Restructuring costs, Reorganization items, net, the Corporate components of pension and OPEB expenses / income (as defined in our public filings with regard to segment earnings information) and other operating income (expense), net, which would be included in an unadjusted EBIT measure.

Operational EBITDA before Corporate Costs	Operational EBITDA plus Corporate SG&A and Corporate R&D as allocated to individual segment with respect to Segment Operational EBITDA before Corporate Cost.
Revenue	Revenue as defined by U.S. GAAP excluding reductions in revenue that will not result in cash payment from settlements.
Performance Gate	Compliance with financial covenants contained in the exit financing arrangements.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END TABLE(1)

The following table sets forth additional information concerning equity awards held by named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
							Equity
							Incentive	Equity
							Plan	Incentive Plan
							Awards:	Awards:
							Number of	Market or
							Unearned	Payout Value
						Market Value	Shares,	of Unearned
	Number of	Number of			Number of	of Shares or	Units or	Shares, Units
	Securities	Securities			Shares or Units	Units of	Other	or Other
	Underlying	Underlying	Option		of Stock Held	Stock that	Rights that	Rights that
	Unexercised	Unexercised	Exercise	Option	that Have Not	Have Not	have Not	have Not
	Options (#)	Options (#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)	($)
J.J. Clarke	0	114,943(4)	27.20	3/12/2021
					110,295(6)	2,394,504
J.N. McMullen	—	—	—	—	36,983(7)	802,901
B.W. Kruchten	0	53,232(5)	23.78	9/3/2021
					36,131(8)	784,404
Former Executives
A.M. Perez	—	—	—	—			53,043(9)	1,151,564
R.A. Roof	N/A	N/A	N/A	N/A	N/A	N/A
D.J. Edwards	0	53,232(5)	23.78	9/3/2021
					35,837(10)	778,021
P.M. Sheller	0	38,327(5)	23.78	9/3/2021
					26,872(11)	583,391

(1)	This table includes only those grants outstanding as of December 31, 2014.
(2)	This column represents outstanding grants of restricted stock units.
(3)	The market value of shares, units or other rights that have not vested was calculated using a stock price of $21.71, which was the closing price of our common stock as of December 31, 2014, the last trading day of the year.
(4)	This option was granted on March 12, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(5)	This option was granted on September 3, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date. Mr. Sheller forfeited his unvested equity upon his termination of employment on January 9, 2015.
(6)	These restricted stock units were granted on March 12, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(7)	These restricted stock units were granted on June 16, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(8)	18,469 of these restricted stock units were granted on September 3, 2013 and will continue to vest in substantially equal installments on the second and third anniversaries of the grant date, and 17,662 of these restricted stock units were granted on September 3, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.
(9)	8,858 of these restricted stock units vested in 2015 upon the achievement of performance metrics defined by us, and the remaining restricted stock units were forfeited in 2015.

(10)

18,175 of these restricted stock units were granted on September 3, 2013 and will continue to vest in substantially equal installments on the second and third anniversaries of the grant date, and 17,662 of these restricted stock units were granted on September 3, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date.

(11)

14,155 of these restricted stock units were granted on September 3, 2013 and will continue to vest in substantially equal installments on the second and third anniversaries of the grant date, and 12,717 of these restricted stock units were granted on September 3, 2014 and will vest in substantially equal installments on the first, second and third anniversaries of the grant date. Mr. Sheller forfeited his unvested equity awards upon his termination of employment on January 9, 2015.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
	Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
	Exercise	On Exercise	Acquired on Vesting	On Vesting(2)
Name	(#)	($)	(#)	($)
J.J. Clarke	0	0	0	0
J.N. McMullen	N/A	N/A	0	0
B.W. Kruchten	0	0	9,233	219,561
Former Executives
A.M. Perez	N/A	N/A	53,043	1,261,363
R.A. Roof	N/A	N/A	N/A	N/A
D.J. Edwards	0	0	9,087	216,089
P.M. Sheller	0	0	7,077	168,291

(1)	All outstanding stock options are still in their vesting period. N/A indicates no stock options outstanding for that named executive officer.
(2)	This column represents the value of restricted stock units that vested during 2014, based on the closing stock price on the vesting date.

PENSION BENEFITS FOR 2014

The “Pension Benefits Table” below shows the present value as of December 31, 2014 of the accumulated benefits payable to each of our named executive officers, including the number of years of service credited to each named executive officer under KRIP and KURIP. The methods and assumptions for calculating the present value of accumulated benefits generally follow those set forth in FASB ASC Topic 715 and are consistent with those used in our financial statements as described in Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014. The assumptions used to calculate the present value of accumulated benefits for each named executive officer are described below.

PENSION BENEFITS TABLE

		Number of Years	Present Value of	Payments During
Name	Plan Name	of Credited Service (#)	Accumulated Benefit ($)	Last Fiscal Year ($)
J.J. Clarke(1)	KRIP	0.80	9,765	0
	KURIP (post-petition)	N/A	N/A	N/A
J.N. McMullen(2)	KRIP	0.54	9,869	0
	KURIP (post-petition)	N/A	N/A	N/A
B. W. Kruchten(3)	KRIP	32.58	1,655.933	0
	KURIP (post-petition)	1.62	86,692	0
Former Executives
A.M. Perez(4)	KRIP	11.50	140,800	2,284
	KURIP (post-petition)	1.62	167,768	0
R.A. Roof	N/A	N/A	N/A	N/A
D.J. Edwards(5)	KRIP	18.58	95,705	0
	KURIP (post-petition)	1.62	17,213	0
P.M. Sheller(6)	KRIP	21.58	931,966	0
	KURIP (post-petition)	1.62	110,035	0
(1)	Mr. Clarke had been employed with us for 0.80 years as of December 31, 2014. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(2)	Mr. McMullen had been employed with us for 0.54 years as of December 31, 2014. His accumulated benefit is the value of his account value under the cash balance arrangement in KRIP.
(3)	The present value of Mr. Kruchten’s accumulated benefit assumes he will remain in service until age 60 and that his benefit is payable as a lump sum. Mr. Kruchten’s post-petition KURIP benefit of $86,692 is payable to him as a lump sum upon his termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A). This amount was fixed following our emergence from bankruptcy.
(4)	Mr. Perez was employed with us for 11.5 years as of December 31, 2014. Mr. Perez commenced a 50% joint and survivor annuity under the KRIP that provides $761.24 per month. His post-petition KURIP benefit of $167,768 is payable to him as a lump sum on April, 1, 2015. This amount was fixed following our emergence from bankruptcy. Under his individual employment agreement dated March 3, 2003, as amended, he accumulated 27.75 years of service, representing a difference of 17 years of additional service. This agreement was terminated upon our emergence from bankruptcy and all entitlements thereunder settled, resulting in a release of $16,170,882 in benefit value for his pre-petition benefit and a frozen post-petition benefit of $831,245. The released value was converted to a general unsecured claim in the bankruptcy and satisfied by means of an equity distribution of approximately 6% of the released value.
(5)	Dr. Edwards had been employed with us for 18.58 years as of December 31, 2014, which includes 8.08 years of service credit earned since his re-employment by us on December 26, 2005. The present value of Dr. Edwards’ accumulated benefit assumes he will remain in service until the normal retirement age of 65 and that his benefit is payable as a lump sum. Dr. Edwards’ post-petition KURIP benefit of $17,213 is payable to him as a lump sum on July 1, 2015. This amount was fixed following our emergence from bankruptcy.
(6)	The present value of Mr. Sheller’s accumulated benefit assumes he will remain in service until age 62 and that his KRIP benefit is payable as a single life annuity. Mr. Sheller’s post-petition KURIP benefit of $110,035 is payable to him as a lump sum on August 1, 2015. This amount was fixed following our emergence from bankruptcy.

Tax-Qualified Retirement Plan: Kodak Retirement Income Plan (KRIP)

We fund a tax-qualified defined benefit pension plan known as the Kodak Retirement Income Plan (KRIP) for all U.S. employees. Effective January 1, 2000, we amended KRIP to include a cash balance component. KRIP’s cash balance component covers employees hired before March 1, 1999 who elected that coverage and all new employees hired on or after March 1, 1999, including Messrs. Clarke, McMullen and Perez and Dr. Edwards. Messrs. Sheller and Kruchten participated in KRIP’s traditional defined benefit component.

On January 1, 2015, we froze all benefit accruals in the traditional component of KRIP for all participants. Beginning on that date, all future accruals in KRIP will be made under the cash balance component for all employees in an amount equal to 7% of the employee’s monthly pay, which was previously 4% for cash balance participants. Consequently, future accruals for Mr. Kruchten will be made under that plan.

Cash Balance Component
Under KRIP’s cash balance component, a hypothetical account is established for each participating employee and, for every month the employee works, the employee’s account is credited with an amount equal to 7% of the employee’s monthly pay (i.e., base salary and EXCEL awards, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays). Prior to January 1, 2015, the cash balance component provided a credit of 4% of an employee’s monthly pay. In addition, the ongoing balance of the employee’s account earns interest at the 30-year Treasury bond rate. Before 2015, employees vested in their account balance after completing three years of service. Beginning on January 1, 2015, all active employees were immediately vested. Vested benefits under the cash balance component are payable upon normal retirement (age 65), termination or death. Participants in the cash balance component of the plan may choose from among various forms of benefits such as a lump sum, a joint and survivor annuity and a straight life annuity.

Traditional Defined Benefit Component
Under the traditional defined benefit component of KRIP, which was frozen as of January 1, 2015, benefits are based upon an employee’s average participating compensation (APC). The plan defines APC as one-third of the sum of the employee’s participating compensation for the highest consecutive 39 periods of earnings over the 10 years ending immediately prior to the earlier of December 31, 2014, retirement, or termination of employment. Participating compensation is base salary and any EXCEL award, including allowances in lieu of salary for authorized periods of absence, such as illness, vacation or holidays.

For an employee with up to 35 years of accrued service, the annual normal retirement income benefit is calculated by multiplying the employee’s years of accrued service by the sum of: (a) 1.3% of APC, plus (b) 1.6% of APC in excess of the average Social Security wage base. For an employee with more than 35 years of accrued service, the amount is increased by 1% for each year in excess of 35 years.

The retirement income benefit is not subject to any deductions for Social Security benefits or other offsets. Participants in the traditional defined benefit component of the plan may choose from among optional forms of benefits such as a straight life annuity, a qualified joint and 50% survivor annuity, other forms of annuity or a lump sum.

An employee may be eligible for normal retirement, early retirement benefits, vested benefits or disability retirement benefits under the traditional defined benefit component depending on the employee’s age and total service when employment with us ends. An employee is entitled to normal retirement benefits at age 65. For early retirement benefits, an employee must have reached age 55 and have at least 10 years of service or have a combined age and total service equal to 75. Generally, the benefit is reduced if payment begins before age 65. Prior to 2015, employees became vested in their accrued benefit after completing three years of service with us. Beginning January 1, 2015, vesting is immediate.

Non-Qualified Retirement Plan: Kodak Unfunded Retirement Income Plan (KURIP)
Each of our named executive officers except Messrs. Clarke and McMullen was eligible to receive benefits under the Kodak Unfunded Retirement Income Plan (KURIP). KURIP was an unfunded retirement plan designed to provide our employees with pension benefits that (1) made up for the Internal Revenue Code’s limitations on allocations and benefits that may be paid under KRIP and SIP, and (2) recognize deferred compensation that is ignored when calculating benefits under KRIP and SIP.

Benefits due under KURIP were payable upon an employee’s termination of employment or death. Upon our emergence from bankruptcy, KURIP was terminated and, as a result, each participant’s pre-petition benefit was settled in the form of an equity distribution, consistent with treatment for other similarly situated general unsecured creditors, and post-petition benefits were calculated using September 3, 2013 as the hypothetical last day of employment with us. The post-petition benefit is frozen and payable as a lump sum upon the participant’s termination of employment with us (less applicable withholding and subject to compliance with Code Section 409A).

NON-QUALIFIED DEFERRED COMPENSATION FOR 2014

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings in	Aggregate	Balance at
		in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Account	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	Type	($)	($)	($)	($)	($)
Former Executive
A.M. Perez	Salary Deferral	110,329(1)	0	12,206(2)	0	420,918(3)

(1)	This amount represents a salary deferral of $110,329, which is also reported in the Summary Compensation Table for fiscal 2014.

(2)	This amount represents interest earned during fiscal 2014, including above-market interest of $12,206 for Mr. Perez for his salary deferral account. This amount was also reported in the Summary Compensation Table for 2014.
(3)	This amount includes $158,148 that was reported as compensation to Mr. Perez in the Summary Compensation Table for 2013.

Salary and Bonus Deferral Program

To preserve the full deductibility for federal income tax purposes of Mr. Perez’s base salary, we required him to defer that portion of his base salary that exceeded $1 million. The amount deferred in each pay period bears interest at the “prime rate” as reported in the Wall Street Journal, compounded monthly. The deferred amounts and interest earned on these amounts are tracked through a notional account maintained by us. Amounts deferred between the Chapter 11 filing date and our emergence from bankruptcy on September 3, 2013 plus interest on those amounts became payable upon Mr. Perez’s termination of employment with us in the form of a lump sum after the six month waiting period required for compliance under Code Section 409A. We paid those amounts in March 2015. The notional account was neither funded nor secured.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion below regarding the amounts payable to our named executive officers other than Mr. Perez upon certain employment terminations and a double trigger change in control reflects the amounts payable under our outstanding arrangements as of December 31, 2014. For Mr. Perez, the discussion below reflects the actual amounts that became payable to him upon the expiration of this scheduled employment term on September 3, 2014, when his employment ended.

Potential Benefits upon Termination for Reasons other than Change in Control

Each of our named executive officers except Ms. Roof is or was eligible to receive certain severance payments and benefits in connection with termination of employment under various circumstances. The potential severance benefits payable to our named executive officers in the event of termination of employment on December 31, 2014 (for our named executive officers other than Mr. Perez and Ms. Roof) and on September 3, 2014 (for Mr. Perez), pursuant to their employment agreements with us are described below.

Actual amounts paid or distributed to our named executive officers as a result of one of the separation events occurring in the future may be different from those described below due to the fact that many factors affect the amounts of any payments described under the various separation events. For example, factors that could affect the amounts payable include the executive’s base salary and our stock price. At the time of separation of a named executive officer, we may approve severance terms that vary from those provided in the named executive officer’s pre-existing individual employment agreement(s), if any, or in relevant employee benefit plans.

In addition to benefits outlined in our named executive officers’ employment agreements, named executive officers will be eligible to receive any benefits provided under our benefit and compensation plans applicable to employees generally, such as distributions under SIP, outplacement services under our Termination Allowance Plan, frozen KURIP benefits, disability benefits and accrued vacation pay, in accordance with those plans and policies. Our named executive officers will also be eligible to receive any present value of accrued benefits as set forth in “Pension Benefits for 2014” on page 42.

Following termination of employment, each of our named executive officers except for Ms. Roof is subject to compliance with the post-termination restrictive covenants set forth in his or her Eastman Kodak Company Employee’s Agreement, in addition to any covenants under individual arrangements with us. These covenants generally prohibit our named executive officers from disclosing our proprietary or confidential information and from competing with us for a certain period after termination of their employment. The respective employment agreements of Messrs. Clarke and McMullen provide that they are prohibited from soliciting any of our employees to leave employment with us, or soliciting any of our customers or suppliers to do business with any of our competitors, for 18 months after termination of his respective employment with us, and our other named executive officers are prohibited from soliciting any of our employees to leave employment with us, or soliciting any of our customers or suppliers to do business with any of our competitors, for one year after termination of employment with us. All of our named executive officers other than Mr. Perez are prohibited from engaging in any work for a competitor of us in the field in which they were employed by us for a period of not more than 18 months after termination. Mr. Perez is subject to a two-year non-competition period after termination of his employment under his employment agreement, in exchange for a payment from us of $1 million for each year, payable on the same schedule as our normal payroll cycle over such period.

For any unvested or restricted stock unit awards, related restriction periods may lapse pursuant to the terms of the awards depending on the circumstances surrounding a named executive officer’s termination of employment. We may waive any restrictions or accelerate vesting if an executive’s termination is determined to be without “cause” or for “good reason.”

For purposes of these employment agreements:

●

“Cause” is generally defined as the named executive officer’s failure to perform or gross negligence in performing his duties, conviction of a crime, or a material breach of his employment agreement, our Business Conduct Guide or his Eastman Kodak Company Employee’s Agreement.

●

“Good reason” is defined as an adverse change in the named executive officer’s title or responsibilities, a material breach of his agreement by us, or the failure of any successor to us to assume obligations under his employment agreement.

Potential Benefits upon Termination following a Change in Control (Double Trigger)

Our employment agreements with Messrs. Clarke and McMullen provide for payments if there is a termination of the individual within two years following a “change in control” (commonly referred to in combination as a “double trigger”).

●

A “change in control” generally occurs upon (i) any person or group becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power to elect directors, (ii) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving us that requires the approval of our shareholders, (iii) a sale of all or substantially all of our assets (other than to an affiliate); or (iv) approval by our shareholders of a complete liquidation or dissolution of us.

In the event of a termination within two years following a change in control, Messrs. Clarke and McMullen would be entitled to receive the same payments and benefits that they would receive upon a termination of employment for good reason. Please see “Potential Benefits upon Termination for Reasons other than Change in Control” beginning on page 45 and “Individual Termination Arrangements” beginning on page 47 for a description of those payments and benefits.

Individual Termination Arrangements

Under their employment agreements, Messrs. Clarke, McMullen, Kruchten and Sheller and Dr. Edwards are eligible to receive severance benefits payable in connection with termination without cause or with good reason, subject to:

●	Execution of a general release and covenant not to sue in favor of us;
●	Compliance with a non-compete agreement after termination of employment; and
●	The understanding that severance payments provided under the employment agreements are in lieu of those provided under our Termination Allowance Plan.

Mr. Perez became eligible to receive certain benefits following the expiration of his scheduled employment term, as set forth below.

Jeffrey J. Clarke

Under the terms of his employment agreement effective March 12, 2014, Mr. Clarke will be eligible for certain severance benefits in the event his employment is terminated on or before March 12, 2017. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. Clarke is terminated by us without cause or by him with good reason (including an involuntary termination within two years following a change in control), he is eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his base salary for the year his termination notice is given multiplied by 2;
●	Continued vesting of his equity grant(s) in accordance with the terms of such award(s) without regard to any continued employment condition; and
●	Annual incentive eligibility consisting of EXCEL as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. Clarke is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits, and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. Clarke is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of any awards granted under our 2013 Omnibus Incentive Plan in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. Clarke then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

End of Scheduled Term. At the end of the scheduled term of his employment agreement, Mr. Clarke will be eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	Any earned, but unpaid, EXCEL award for the prior performance year;
●

A bonus award under EXCEL in respect of the fiscal year in which the end of the scheduled term occurs, based on actual achievement of performance targets and applicable Administrative Guide or Award Notice, which amount shall not be prorated; and

●	Continued vesting of any awards granted under our 2013 Omnibus Incentive Plan in accordance with the terms of such awards.

John N. McMullen

Under the terms of his employment agreement effective June 16, 2014, Mr. McMullen will be eligible for certain severance benefits in the event his employment is terminated. The amount and nature of the severance benefits he would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If the employment of Mr. McMullen is terminated by us without cause or by him with good reason (including an involuntary termination within two years following a change in control), he is eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his base salary for the year his termination notice is given;
●	Continued vesting of his equity grant(s) in accordance with the terms of such award(s) without regard to any continued employment condition; and
●	Annual incentive eligibility consisting of EXCEL as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of Mr. McMullen is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits, and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of Mr. McMullen is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of any awards granted under our 2013 Omnibus Incentive Plan in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Change in Control. No payments are made in connection with a change in control unless the change in control is followed by an involuntary termination within two years following the change in control, in which case Mr. McMullen then would be eligible to receive the severance benefits described above for a “Termination by Us without Cause or by the Named Executive Officer with Good Reason.”

Brad W. Kruchten, Douglas J. Edwards and Patrick M. Sheller

Under the terms of their respective employment agreements, Messrs. Kruchten and Sheller and Dr. Edwards will be eligible for certain severance benefits in the event their employment is terminated on or before September 3, 2016. The amount and nature of the severance benefits each would be eligible to receive vary depending on the circumstances surrounding termination as described below:

Termination by Us without Cause or by the Named Executive Officer with Good Reason. If employment of an aforementioned named executive officer is terminated by us without cause or by him with good reason, he is eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	An amount equal to his Total Target Cash Compensation (base salary plus EXCEL target award) for the year his termination notice is given multiplied by 1.5;
●	Continued vesting of his equity grants in accordance with the terms of such awards without regard to any continued employment condition; and
●	Annual Incentive eligibility consisting of EXCEL as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Termination by Us for Cause or by the Named Executive Officer without Good Reason. If the employment of an aforementioned named executive officer is terminated by us for cause or by him without good reason, he is not eligible to receive any severance benefits and he forfeits any unvested equity-based compensation.

Termination for Disability or Death. In the event the employment of an aforementioned named executive officer is terminated due to his disability or death, he or his estate, as applicable, will be eligible to receive (less applicable withholding and subject to Code Section 409A compliance) continued vesting of his equity awards in accordance with the terms of such awards and a pro rata EXCEL award, if earned, as governed by the terms of the EXCEL Plan and applicable Administrative Guide or Award Notice.

Dr. Edwards terminated employment effective December 31, 2014 and is entitled to: severance in the amount of $1,181,250 (less applicable withholding and subject to Code Section 409A compliance) payable in 2015 and continued vesting of his equity grants in accordance with the terms of such awards.

Mr. Sheller terminated his employment on January 9, 2015, and was not eligible for severance, and he forfeited his unvested equity awards upon his termination of employment.

Antonio M. Perez

Mr. Perez terminated employment upon the end of his scheduled employment term on September 3, 2014. Under the terms of his employment agreement, he then became eligible to receive (less applicable withholding and subject to Code Section 409A compliance):

●	His earned, but unpaid, EXCEL award for 2013;
●	A bonus award under EXCEL in respect of 2014, based on actual achievement of performance targets, which amount shall not be prorated; and
●	Continued vesting of his emergence equity award in accordance with the terms of such award.

Additionally, beginning as of the end of the scheduled term of his employment agreement (September 3, 2014), in consideration for his compliance with the non-compete obligations in his employment agreement, Mr. Perez will receive a payment of $1 million for each of the two years following the end of his scheduled term payable on the same schedule as our normal payroll cycle.

Under his employment agreement, until September 3, 2016, at our request, Mr. Perez will provide up to 10 hours (or such greater amount mutually agreed upon) of consulting services to us per month at mutually agreed-upon times, terms and locations.

Payment of Nonqualified Deferred Compensation upon Termination

Upon termination of employment for any reason, Messrs. Kruchten and Sheller and Dr. Edwards are eligible to receive their benefits under KURIP in a lump sum (less applicable withholding and subject to compliance with Code Section 409A). When Mr. Perez terminated employment upon the end of his scheduled term, he became eligible to receive his benefits under KURIP and his salary deferral account for Code Section 162(m) deductibility. Please see the “Pension Benefits Table” on page 43, the “Non-qualified Deferred Compensation for 2014” table on page 44, and the related discussions following such tables for more information.

Potential Benefits upon Change in Control

Under our 2013 Omnibus Incentive Plan, upon a change in control, we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. The events constituting a change in control under our 2013 Omnibus Incentive Plan include the change in control events described above for the employment agreements with Messrs. Clarke and McMullen, and also include a change in the composition of the Board such that within a period of 24 consecutive months, individuals who were either directors at the beginning of such 24-month period or were elected or nominated by at least two-thirds of such directors cease for any reason to constitute at least a majority of the Board.

SEVERANCE PAYMENTS TABLE

The table below estimates the incremental amounts payable upon a termination of employment by us under various circumstances as if the named executive officer’s last date of employment was December 31, 2014 (other than for Mr. Perez), using the closing price of our common stock as of December 31, 2014, which was $21.71, and including all outstanding grants through the assumed last date of employment of December 31, 2014. For Mr. Perez, the table below reflects the actual amounts that became payable to him when his employment terminated upon the expiration of his scheduled employment term on September 3, 2014.

	Termination Without	Termination For Cause
	Cause or With Good	or	Termination Based on
	Reason(1)	Without Good Reason	Disability or Death
	($)	($)	($)
J.J. Clarke
Cash Severance(2)	2,000,000	0	0
Restricted Stock/RSUs(3)(4)	2,394,504	0	2,394,504
EXCEL(5)	0	0	0
Benefits/Perquisites(6)	4,500	0	0
Total	4,399,004	0	2,394,504
J.N. McMullen
Cash Severance(2)	600,000	0	0
Restricted Stock/RSUs(3)(4)	802,901	0	802,901
EXCEL(5)	0	0	0
Benefits/Perquisites(6)	4,500	0	0
Total	1,407,401	0	802,901
B.W. Kruchten
Cash Severance(2)	1,220,625	0	0
Restricted Stock/RSUs(3)(4)	784,404	0	784,404
EXCEL(5)	85,444	0	85,444
KURIP	86,692	86,692	86,692
Benefits/Perquisites(6)	4,500	0	0
Total	2,181,665	86,692	956,540

		Termination For	Termination	Termination
	Termination Without	Cause or	Based on	Upon End
	Cause or With Good	Without Good	Disability or	of Scheduled
Former Executives	Reason ($)(1)	Reason ($)	Death ($)	Term ($)
A.M. Perez
Cash Severance(2)	N/A	N/A	N/A	0
Payment for	N/A	N/A	N/A	2,000,000
Noncompete/Consulting
Restricted Stock/RSUs(3)	N/A	N/A	N/A	1,151,564
EXCEL(5)	N/A	N/A	N/A	804,896
KURIP	N/A	N/A	N/A	167,768
Salary Deferral	N/A	N/A	N/A	420,918
Benefits/Perquisites(6)	N/A	N/A	N/A	0
Total	N/A	N/A	N/A	4,545,146
R.A. Roof	N/A	N/A	N/A	N/A
D.J. Edwards
Cash Severance(2)	1,181,250	0	0	N/A
Restricted Stock/RSUs(3)(4)	778,021	0	778,021	N/A
EXCEL(5)	0	0	0	N/A
KURIP	17,213	17,213	17,213	N/A
Benefits/Perquisites(6)	4,500	0	0	N/A
Total	1,980,984	17,213	795,234	N/A
P.M. Sheller
Cash Severance(2)	993,713	0	0	N/A
Restricted Stock/RSUs(3)	583,391	0	583,391	N/A
EXCEL(5)	0	0	0	N/A
KURIP	110,035	110,035	110,035	N/A
Benefits/Perquisites(6)	4,500	0	0	N/A
Total	1,691,639	110,035	693,426	N/A

(1)	For Messrs. Clarke and McMullen, “good reason” includes an involuntary termination within two years following a change in control.
(2)	The cash severance amounts disclosed above were calculated using base salary for Messrs. Clarke and McMullen and target total cash compensation (base salary plus EXCEL target award) for the other NEOs. Cash severance for Mr. Clarke is equal to 2 times base salary. Cash severance for Mr. McMullen is equal to base salary. Cash severance for Messrs. Sheller and Kruchten and Dr. Edwards is equal to 1.5 times their respective target total cash compensation. All severance cash amounts are based on salary or total target cash compensation in the year that the termination notice was given. Mr. Sheller was not eligible to receive severance following the termination of his employment on January 9, 2015.
(3)	The RSU award to Mr. Perez continues to vest under the vesting schedule associated with the grant following the end of his scheduled employment term. The RSU awards to Messrs. Clarke, McMullen, Kruchten and Sheller and Dr. Edwards have a continued vesting provision for all leaving reasons except in the case of a termination with cause or without good reason. Mr. Sheller forfeited his unvested equity awards upon the termination of his employment on January 9, 2015.
(4)	As described under “Potential Benefits upon Change in Control” beginning on page 49 we may provide for accelerated exercisability, lapse of restrictions or deemed satisfaction of performance goals with respect to any outstanding awards. If that discretion were exercised for the unvested equity awards held by our NEOs upon a change in control, the estimated value of that accelerated vesting based on the closing price of our common stock on December 31, 2014 for our NEOs would be $2,394,504 for Mr. Clarke, $802,901 for Mr. McMullen, $784,404 for Mr. Kruchten and $778,021 for Dr. Edwards. Mr. Sheller forfeited his unvested equity awards upon his termination of employment on January 9, 2015.

(5)	EXCEL awards for the 2014 performance period will be paid in 2015 for any NEO who leaves us without cause, for good reason, or death and disability. For Mr. Perez, this amount represents the second payment of his 2013 EXCEL that was paid in December 2014.
(6)	In the event of termination without cause, each NEO is eligible to receive outplacement services valued at $4,500 provided in accordance with our Termination Allowance Plan. In the event of termination due to disability, each NEO is eligible to receive benefits under our long-term disability plan. In the event of termination due to death, each NEO is eligible to receive $50,000 in term life insurance provided under our employee life insurance plan.

DIRECTOR COMPENSATION

Introduction

Historically, our directors have been compensated through a combination of cash retainers and equity. We do not pay employee directors for Board service in addition to their regular employee compensation.

With the implementation of the new Board upon our emergence from Chapter 11 proceedings, the Board, through the Committee, conducted an analysis to determine an appropriate annual compensation structure and amount for the directors. The analysis included reference to board compensation at public companies of a size similar to us, while considering the complex issues facing our Board following our emergence from bankruptcy and our growth as a technology company. The Board also considered that the compensation structure should differ for those directors affiliated with our significant shareholders (Messrs. New and Smith) because they do not receive equity awards. Based upon these considerations, the Board and Chair Retainers that the Board adopted effective September 2013 remained unchanged for 2014. At the end of 2013, we granted restricted stock units to our non-employee directors for their service during 2013 and 2014. No additional equity awards were granted to our non-employee directors during 2014.

In the first quarter of 2014, we made additional cash payments to our non-employee Directors to align their 2013 cash compensation to the December 2013 approved levels. Please see footnote 1 to the “2014 Director Compensation Table” on page 53 for the amount of these payments.

The following was our compensation structure for our non-employee directors during 2014:

	Board Retainer ($)(1)	Chair Retainer ($)(2)
Chairman	100,000	20,000
Director (not associated with significant shareholder)	100,000	—
Director (associated with significant shareholder)(3)	180,000	—
Audit and Finance Committee Chair	—	20,000
Corporate Governance and Nominating Committee Chair	—	20,000
Executive Compensation Committee Chair	—	20,000

(1)	All retainer payments are made in equal quarterly installments in January, April, July and October.
(2)	Messrs. Continenza, New, Parrett and Smith received a Chair Retainer in 2014.
(3)	This retainer fee amount applies to Messrs. New and Smith.

2014 Director Compensation Table

Our non-employee directors received the following compensation in 2014:

	Fees Earned or
Name	Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark S. Burgess	107,500	0	107,500
James V. Continenza	132,500	0	132,500
Matthew A. Doheny	125,000	0	125,000
John A. Janitz	107,500	0	107,500
George Karfunkel	107,500	0	107,500
Jason New	227,500	0	227,500
William G. Parrett	239,500 (3)	0	239,500
Derek Smith	230,000	0	230,000

(1)	In the first quarter of 2014, we made additional cash payments to our non-employee Directors to align their 2013 cash compensation to the December 2013 approved levels. Messrs. Burgess, Janitz, Karfunkel and Parrett received an additional $7,500 in satisfaction of their Board Retainers. Mr. Continenza received an additional $7,500 for his Board Retainer and $5,000 for his Chair Retainer. Mr. Doheny received an additional $7,500 for his Board Retainer and $17,500 to cover his fourth quarter 2013 service. Messrs. New and Smith received an additional $27,500 to cover their Board Retainers and Mr. Smith received $2,500 as a Committee Chair.
(2)	We did not grant any stock awards to our non-management Directors in 2014.
(3)	We made an additional payment of $112,000 to Mr. Parrett in March 2014 to compensate him for prior service on the Board.

The following table reports the outstanding stock awards and stock option awards held by each of the non-employee directors at the end of fiscal year 2014:

Aggregate Stock and Option Awards Outstanding at Fiscal Year End

	Restricted Stock Units		Stock Options
Name	Unvested (#)	Vested (#)	Unvested (#)	Vested (#)
Mark S. Burgess	7,827	0	0	0
James V. Continenza	10,869	0	0	0
Matthew A. Doheny	6,957	0	0	0
John A. Janitz	6,957	0	0	0
George Karfunkel	6,957	0	0	0
Jason New	0	0	0	0
William G. Parrett	6,957	0	0	0
Derek Smith	0	0	0	0

Deferred Compensation

Effective December 26, 2013, we adopted a Directors Deferred Compensation Plan, which allows non-employee directors to defer some or all of their Board Retainer and restricted stock awards into a phantom stock account. Pursuant to this plan, the following directors elected to defer restricted stock units granted on December 31, 2013:

Mark S. Burgess (3,914 RSUs); James V. Continenza (10,869 RSUs); Matthew A. Doheny (6,957 RSUs). Effective on December 31, 2014, Mr. Burgess revoked his 50% deferral election for any future grants.

Expense Reimbursement

We reimburse our directors for reasonable travel expenses incurred in connection with attending Board, Committee and shareholder meetings and other Board business events.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF MORE THAN 5% OF THE COMPANY’S COMMON SHARES

The table below presents certain information as of March 18, 2015 regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, with percentages based on 41,896,562 shares outstanding.

	Number of Common Shares		Percent of Class
Name and Address of Beneficial Owner	Beneficially Owned		Beneficially Owned
Blackstone Holdings I L.P.
c/o The Blackstone Group
345 Park Avenue
New York, New York 10154	8,393,634	(1)	20.0%
BlueMountain Capital Management, LLC
280 Park Avenue, 12th Floor
New York, New York 10017	8,016,010	(2)	18.9%
Moses Marx
160 Broadway
New York, New York 10038	5,252,777	(3)	12.4%
Franklin Mutual Advisers, LLC
101 John F. Kennedy Parkway
Short Hills, NJ 07078-2789	3,305,487	(4)	7.9%
Serengeti Asset Management LP
632 Broadway, 12th Floor
New York, NY 10012	2,656,898	(5)	6.3%
The George Karfunkel 2007 Grantor Retained Annuity Trust #1
The George Karfunkel 2007 Grantor Retained Annuity Trust #2
430 East 57th Street
New York, New York 10022	2,341,830	(6)	5.6%

(1)	Blackstone Holdings I L.P. reports sole voting and dispositive power with respect to 8,329,929 shares of our common stock, which amount includes 44,391 shares of our common stock issuable upon the exercise of 197,390 net-share settled warrants to purchase shares of our common stock that may be deemed to be owned by Blackstone Holdings I L.P. based on a closing price of $20.03 per share on January 7, 2015. This information is based on Amendment No. 2 to Schedule 13D filed with the SEC on January 12, 2015 by Blackstone Holdings I L.P.
(2)	BlueMountain Capital Management, LLC serves as investment manager to various funds and reports shared voting and dispositive power with respect to 8,016,010 shares of our common stock directly owned by the funds. This amount includes 470,508 net-share settled warrants to purchase shares of our common stock. This information is based on Amendment No. 2 to Schedule 13D filed with the SEC on December 2, 2014 by BlueMountain Capital Management, LLC.
(3)	Moses Marx reports sole voting and dispositive power over 3,139,741 shares, or 7.5%, of our common stock held by Momar Corporation, of which Mr. Marx serves as president, and 1,516,894 shares held by United Equities Commodities Company, of which Mr. Marx is a 99% general partner. The amount shown also includes 246,574 shares held directly by Mr. Marx, 47,500 shares held by 111 John Realty Corp, in which Mr. Marx and his spouse hold a 50% interest, 6,030 shares held by Marneau Holding Company, in which Mr. Marx holds a direct and indirect 75% interest and 296,038 net-share settled warrants to purchase shares of our common stock. This information is based on Mr. Marx’s Schedule 13D filed on September 13, 2013 and subsequent Section 16 reports filed with the SEC by Mr. Marx.
(4)	Franklin Mutual Advisers, LLC reports sole voting and dispositive power with respect to all 3,305,487 shares. Mutual Quest Fund, a series of Franklin Mutual Series Funds, an investment company registered under the Investment Company Act of 1940, has an interest in 3,294,531 shares (including 86,642 net-share settled warrants to purchase shares of our common stock). This information is based on the Schedule 13G filed with the SEC on February 3, 2015 by Franklin Mutual Advisers, LLC, reporting beneficial ownership as of December 31, 2014.
(5)	Serengeti Asset Management LP reports shared voting and dispositive power with respect to all 2,656,898 shares with J.L. Serengeti Management LLC and Joseph A. LaNasa III, which amount includes 206,898 net-share settled warrants to purchase shares of our common stock. This information is based on Amendment No. 1 to Schedule 13G filed on February 17, 2015, reporting beneficial ownership as of December 31, 2014.
(6)	The George Karfunkel 2007 Grantor Retained Annuity Trust #1 (Trust #1), the George Karfunkel 2007 Grantor Retained Annuity Trust #2 (Trust #2), and Jay M. Miller, the trustee of Trust #1 and Trust #2, have sole voting and dispositive power with respect to 2,189,078 shares and 152,752 net-share settled warrants to purchase shares of our common stock. This information is based on the Schedule 13D filed with the SEC on September 13, 2013 by Trust #1 and Trust #2.

BENEFICIAL SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below presents certain information as of March 18, 2015 regarding shares of our common stock held by our directors (who are also our director nominees), each of our named executive officers and all directors and executive officers as a group.

	Number of Common Shares
	Beneficially Owned on		Percent of Class
Name of Beneficial Owner	March 18, 2015(1)(3)		Beneficially Owned(1)(2)(3)
Mark S. Burgess	1,304		—
Jeffery J. Clarke	57,670	(4)	—
James V. Continenza	0		—
Matthew A. Doheny	0		—
Douglas J. Edwards	5,421	(3)(5)	—
John A. Janitz	2,318		—
George Karfunkel	1,370,382	(3)(6)	3.3%
Brad W. Kruchten	10,561	(3)(7)	—
John N. McMullen	0		—
Jason New	(9)		—
William G. Parrett	2,318		—
Antonio M. Perez	98,149		—
Rebecca A. Roof	0		—
Patrick M. Sheller	4,844	(3)(8)	—
Derek Smith	(10)		—
All directors and executive officers as a group
(21 persons, including the above)	1,574,075	(11)	3.7%

(1)	Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options or warrants. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options” or “presently exercisable warrants.” Percentages are based on 41,896,562 shares outstanding except where the person has the right to receive shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares owned by such person and the number of shares outstanding. Unless otherwise indicated in the other footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all of the shares shown as owned by the shareholder.
(2)	We have omitted percentages of less than 1% from the table.
(3)	For Dr. Edwards and Messrs. Karfunkel, Kruchten and Sheller, the amounts shown include 125% Warrants to purchase shares of our common stock at an exercise price of $14.93 and 135% Warrants to purchase shares of our common stock at an exercise price of $16.12. Each of these Warrants entitles the holder to purchase one share of common stock; however for each Warrant exercised, the holder will receive a net share amount equal to the number of shares issuable upon the exercise multiplied by the closing sale price of our common stock on the exercise date minus the exercise price, divided by the closing sale price, together with cash for any fractional shares. The shares shown and referred to in the other footnotes to this table regarding the Warrants are subject to this net-share calculation.

(4)	The amount shown includes a presently exercisable option to purchase 38,314 shares.
(5)	The amount shown includes presently exercisable warrants as follows: 125% Warrants to purchase 65 shares of our common stock and 135% Warrants to purchase 65 shares of our common stock.
(6)	The amount shown includes presently exercisable warrants as follows: 125% Warrants to purchase 25,057 shares of our common stock and 135% Warrants to purchase 25,057 shares of our common stock.
(7)	The amount shown includes 90 shares of common stock held by Mr. Kruchten’s spouse and presently exercisable warrants as follows: Mr. Kruchten: 125% Warrants to purchase 943 shares of our common stock and 135% Warrants to purchase 943 shares of our common stock; Dolores Kruchten: 125% Warrants to purchase 31 shares of our common stock and 135% Warrants to purchase 31 shares of our common stock.
(8)	The amount shown includes presently exercisable warrants as follows: 125% Warrants to purchase 80 shares of our common stock and 135% Warrants to purchase 80 shares of our common stock.
(9)	Certain funds or accounts managed, advised or sub-advised by GSO Capital Partners LP own beneficial interests in our company, including the 8,393,634 shares of common stock and warrants reported by Blackstone Holdings I L.P. in the table “Beneficial Security Ownership of More than 5% of the Company’s Common Shares” on page 54. GSO makes investment decisions through committees composed of senior managing directors and senior management. Mr. New is a Senior Managing Director of GSO. Mr. New disclaims beneficial ownership of these shares.
(10)	Various private funds managed by BlueMountain Capital Management, LLC hold the 8,016,010 shares (inclusive of warrants) reported in the table “Beneficial Security Ownership of More than 5% of the Company’s Common Shares” on page 54. Each fund has delegated voting and investment power of its investments, including the 8,016,010 shares, to BlueMountain. Such voting and investment power is exercised by BlueMountain’s Investment Committee, of which Mr. Smith is a member.
(11)	The amount shown also includes presently exercisable warrants for executive officers who are not named executive officers as follows: 125% Warrants to purchase an aggregate of 933 shares of our common stock and 135% Warrants to purchase an aggregate of 933 shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on the written representations of our directors and executive officers and copies of reports that they and persons who owned more than 10% of our common stock have filed with the SEC, we believe that all of our directors, executive officers and greater than 10% beneficial owners timely complied with the filing requirements of Section 16(a) during 2014, except for Mr. Kruchten, an executive officer, who filed three reports late disclosing a total of four transactions; Moses Marx, a greater than 10% owner of our common stock, who filed a Form 5 for the fiscal year ended December 31, 2014 reporting nine late Form 4 transactions; Blackstone Holdings I L.P. and related entities, which filed one late report disclosing transactions reflecting distributions made pursuant to the First Amended Joint Plan of Reorganization of Eastman Kodak Company; and BlueMountain Capital Management, LLC and related entities, which filed one late Form 4/A reporting transactions reflecting distributions made pursuant to the First Amended Joint Plan of Reorganization of Eastman Kodak Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTED TRANSACTIONS

Our Board has adopted written policies and procedures relating to approval or ratification of “interested transactions” with “related parties.” Under these policies and procedures, which are posted on our website at http://ek.client.shareholder.com/supporting.cfm, our Governance Committee reviews the material facts of all interested transactions that require the committee’s approval. The Governance Committee will approve or disapprove the interested transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director or board observer may participate in any discussion or approval of an interested transaction for which he or she is a related party other than providing material information concerning the interested transaction to the Governance Committee. If an interested transaction will be ongoing, the Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then, at least annually, must review and assess ongoing relationships with the related party.

Under the Board’s policies and procedures, an “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, our company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10%

beneficial owner of another entity). A “related party” is any person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, a Section 16 Executive Officer, director or nominee for election as a director or board observer (even if the person does not presently serve in that role), a beneficial owner of greater than 5% of our common stock or any immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Board will grant pre-approval or ratification for the categories of interested transactions described below. In addition, any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000 may be pre-approved by the Chair of the Governance Committee. Pre-approved interested transactions include:

●	Employment of Section 16 Executive Officers either if the related compensation is required to be reported or if the Section 16 Executive Officer is not an immediate family member of another Section 16 Executive Officer or a director, and the related compensation would be reported if the Section 16 Executive Officer was a “Named Executive Officer” and our Executive Compensation Committee approved (or recommended that the Board approve) such compensation.
●	Any compensation paid to a director if the compensation is required to be reported.
●	Any transaction with another company with which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues.
●	Any charitable contribution, grant or endowment by our company to a charitable organization, foundation or university with which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts.
●	Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g., dividends).
●	Any transaction involving a related party where the rates or charges involved are determined by competitive bids.
●	Any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.
●	Any transaction with a related party involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Governance Committee reviews pre-approved transactions at its regularly scheduled meetings. We were party to the following interested transaction with amounts exceeding $120,000 with related parties occurring since the beginning of 2014 as follows:

●	Messrs. Karfunkel, New and Smith, each of whom is a current director, are principals of or affiliated with entities that hold an equity interest in our company by virtue of a Backstop Commitment Agreement that we entered into effective upon emergence from bankruptcy in September 2013. Mr. Karfunkel is affiliated with certain trusts that collectively hold 5.6% of our outstanding common stock. Mr. New is a Senior Managing Director of The Blackstone Group L.P.; Blackstone Holdings I L.P. holds 20.0% of our outstanding common stock. Mr. Smith is a Managing Partner and Co-Chief Investment Officer at BlueMountain Capital Management, LLC, which holds 18.9% of our outstanding common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES

AUDIT AND NON-AUDIT FEES

The following fees were approved by the Audit and Finance Committee and were billed by PricewaterhouseCoopers LLP (PwC), our independent registered public accounting firm (independent accountants), for services rendered in 2014 and 2013.

Type of Service (in millions)	2014	2013
Audit Fees	$5.0	$13.8
Audit-Related Fees	0.1	13.8
Tax Fees	0.1	0.3
All Other Fees	0.0	0.0
Total	$5.2	$27.9

The audit fees related primarily to the annual audit of our consolidated financial statements (including Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) included in our Annual Reports on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Forms 10-Q, statutory audits of certain of our subsidiaries and with respect to 2013, the complexity resulting from the adoption of fresh-start accounting in connection with our emergence from Chapter 11 proceedings.

The audit-related fees for 2014 related to assurance and related services. The audit-related fees for 2013 related primarily to fees for the audit of carve-out financial statements required to consummate the disposition of our Personalized Imaging and Document Imaging businesses and the complexity resulting from the adoption of fresh-start accounting in connection with our emergence from Chapter 11 proceedings.

Tax fees in 2014 and 2013 were for tax compliance services.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY OUR INDEPENDENT ACCOUNTANTS

The Audit and Finance Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the Pre-Approval Policy) requiring the committee’s pre-approval of all audit and permissible non-audit services provided by the independent accountants. The Pre-Approval Policy sets forth principles that must be considered by the Audit and Finance Committee in approving services to ensure that the independent accountant’s independence is not impaired; describes the audit, audit-related, tax and other permissible non-audit services that may be provided and the non-audit services that are prohibited; and sets forth the pre-approval requirements for all permitted services.

The Pre-Approval Policy provides for the general pre-approval of specific types of audit, audit-related, tax and other permissible non-audit services and annual approval of a budget for such services. As set forth in the Pre-Approval Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit and Finance Committee. In addition, any proposed services exceeding pre-approved budgeted amounts will also require specific pre-approval by the Audit and Finance Committee. The independent accountant is required to report quarterly to the Audit and Finance Committee regarding the extent of services provided in accordance with their pre-approval and the fees for the services performed to date. The Pre-Approval Policy also delegates to the Audit and Finance Committee’s Chair the authority to pre-approve specific engagements or changes to engagements when it is not practical to bring the matter before the Committee as a whole. The Audit and Finance Committee may not delegate its responsibilities to pre-approve services performed by the independent accountant to management or to others.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary, and Senior Vice President
March 30, 2015

ANNUAL MEETING INFORMATION

DIRECTIONS TO 2015 ANNUAL MEETING

Location

Waldorf Astoria New York
301 Park Avenue
New York, NY 10022

Directions

From LaGuardia Airport, NY (approximately 40 minutes)

Upon exiting airport, follow signs for Grand Central Parkway West; take Grand Central Parkway West to the Triboro bridge into Manhattan; follow from Triboro Bridge to the Waldorf Astoria as follows:

- Take FDR Drive South to Exit 10, 49th Street
- Proceed up 49th Street five blocks to Park Avenue
- Turn right on Park Avenue and right on 50th Street to motor entrance

From John F. Kennedy International Airport, NY
(approximately one hour)

Upon exiting airport, follow signs for Van Wyck Expressway North; follow Van Wyck North to Long Island Expressway (LIE) West; take LIE West to Queens/Midtown Tunnel; once through tunnel, turn right onto Park Avenue and turn right onto 50th street to motor entrance

From Newark Liberty International Airport, NJ
(approximately one hour)

Upon exiting airport, follow signs for New Jersey Turnpike North, from NJ Turnpike north, follow signs for Lincoln Tunnel; from Lincoln Tunnel to the Waldorf Astoria as follows:- Exit the tunnel and turn left on 42nd Street to 10th Avenue
- Turn right on 10th Avenue to 50th Street
- Turn right on 50th Street
- Proceed up 50th Street eight blocks to motor entrance

EXHIBIT A

RECONCILIATION OF NON-GAAP MEASURES

In this Proxy Statement, we provide information regarding Operational EBITDA and Segment Operational EBITDA before Corporate Costs. These measures are non-GAAP financial measures. We believe that these presentations provide useful information to investors regarding financial and business trends relating to our results of operations and financial condition. Our industry peers may provide similar supplemental non-GAAP information, although they may not use the same or comparable terminology and may not make identical adjustments.

All figures are in millions

Year Ended December 31, 2014
GECF Operational EBITDA before Corporate Costs, as presented	$202
GECF impact of corporate costs	(73)
GECF impact of unplanned non-recurring IP transaction	41
GECF Operational EBITDA	170

DP&E Operational EBITDA before Corporate Costs, as presented	64
DP&E impact of corporate costs	(80)
DP&E Operational EBITDA	(16)

Segment Operational EBITDA before Corporate Costs, as presented	266
Impact of corporate costs	(153)
Corporate Component Operational EBITDA, as presented	113

Impact of unplanned non-recurring IP transaction	41
Operational EBITDA, as presented	154

Reportable segments depreciation and amortization	(182)
Impact of stock based compensation and certain consulting costs	(14)
Impact of costs previously allocated to discontinued operations	(4)
Total segment earnings (loss)	(46)
All other	(10)

Restructuring costs and other (including restructuring related expenses reported in cost of sales)	(61)
Corporate components of pension and OPEB income (1)	110
Other operating (expense) income, net	(9)
Legal contingencies, settlements and other	(4)
Interest expense	(62)
Other (charges) income, net	(17)
Reorganization items, net	(13)
Consolidated (loss) earnings from continuing operations before income taxes	(112)
(Benefit) Provision for income taxes	10
(Loss) earnings from continuing operations	(122)
(Loss) earnings from discontinued operations, net of income taxes	4
Net (loss) earnings	(118)
Less: Net income attributable to noncontrolling interests	5
Net (loss) earnings attributable to Eastman Kodak Company (GAAP basis)	$(123)

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

ADMISSION TICKET

Electronic Voting Instructions
You can vote by internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 1:00 a.m., Eastern Time, on May 12, 2015.
Vote by Internet ● Log on to the Internet and go to www.envisionreports.com/KODK ● Follow the steps outlined on the secured website.

Vote by telephone

● Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.
● Outside USA, US territories & Canada, call collect 1-781-575-2300 on a touch tone telephone.
● Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Item 1 and FOR Item 2 and Item 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark S. Burgess	☐	☐	☐	02 - Jeffrey J. Clarke	☐	☐	☐	03 - James V. Continenza	☐	☐	☐
04 - Matthew A. Doheny	☐	☐	☐	05 - John A. Janitz	☐	☐	☐	06 - George Karfunkel	☐	☐	☐
07 - Jason New	☐	☐	☐	08 - William G. Parrett	☐	☐	☐	09 - Derek Smith	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the Audit and Finance Committee’s Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐	3.	Advisory Vote to Approve the Compensation of our Named Executive Officers.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

                   020FIG

Eastman Kodak Company 2015 Annual Meeting
Tuesday, May 12, 2015 at 9:00 a.m., Eastern Time, Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022

ADMISSION – If you vote by internet or telephone, please follow the instructions you will be given for requesting admission to the Meeting. If you vote by mail, to request admission, please check the appropriate box on the proxy card, and return it in the enclosed envelope. Please remove the attached “Admission Ticket” at the perforation. You must bring it with you, as well as proof of identity in the form of a government issued ID, to attend the Meeting. When you arrive, please follow the directions to the Meeting and check in at the admissions area. At that point you will receive your shareholder identification badge to wear at all times at the Meeting. If you indicate that you are bringing a guest, he or she must register with you at the same time in order to enter the Meeting, and must also have proof of identity in the form of a government issued ID. Seating at the Meeting is not reserved. We will accommodate shareholders on a first-come, first-served basis.

SECURITY – For security reasons, packages and briefcases will not be allowed in the Meeting. Do not bring them with you to the Meeting.
PRE-MEETING – The doors will open at approximately 8:30 a.m. The Meeting will begin promptly at 9:00 a.m.
TIME LIMIT – In order to allow all shareholders a chance to be heard, there will be a three-minute time limit imposed on each speaker and a 10-minute limit per subject.

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Eastman Kodak Company will be held on Tuesday, May 12, 2015 at 9:00 a.m., Eastern Time at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. We are asking our shareholders to vote on the following proposals at the Annual Meeting:

1.	Election of the nine directors named in the Proxy Statement for a term of one year or until their successors are duly elected and qualified.

2.	Ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.	Advisory Vote to approve the compensation of our named executive officers.

4.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends you vote FOR Items 1, 2 and 3.

If you held your shares at the close of business on March 18, 2015, you are entitled to vote at the Annual Meeting.

We are taking advantage of the Securities and Exchange Commission “e-proxy” rules that allow public companies to furnish proxy materials to their shareholders over the internet. These rules allow us to provide you with the information you need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

If you have any questions about the Annual Meeting, please contact: Shareholder Services, Eastman Kodak Company, 343 State Street, Rochester, NY 14650-0251, (585) 724-4053, e-mail: shareholderservices@kodak.com.

The Annual Meeting will be accessible by the handicapped. If you require special assistance, please contact Shareholder Services.

By Order of the Board of Directors

Sharon E. Underberg
General Counsel, Secretary and Senior Vice President
Eastman Kodak Company
March 30, 2015

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Eastman Kodak Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) James V. Continenza and Sharon E. Underberg, or either of them, each with full power of substitution, as proxies, to vote all stock in Eastman Kodak Company which the shareowner(s) would be entitled to vote on all matters which may properly come before the 2015 Annual Meeting of Shareholders and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the Meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

NOMINEES FOR DIRECTOR: Mark S. Burgess, Jeffrey J. Clarke, James V. Continenza, Matthew A. Doheny, John A. Janitz, George Karfunkel, Jason New, William G. Parrett, Derek Smith.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ON ITEMS 1, 2 AND 3.

This Proxy will be voted as directed. If no direction to the contrary is indicated, it will be voted as follows:
1. FOR the election of all nominees for director;
2. FOR the ratification of the Audit and Finance Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and
3. FOR the Advisory Vote to approve the compensation of our named executive officers.

C	Non-Voting Items
Meeting Attendance		Change of Address — Please print new address below.
I plan to attend the Annual Meeting.	I plan to bring a guest.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.